Filed Pursuant to
Rule 424(B)(3)
Registration No. 333-141877

PROSPECTUS
APOLLO GOLD CORPORATION

18,361,200 Common Shares

The selling shareholders identified on page 12 may use this prospectus to offer and resell from time to time up to 18,361,200 of the issued and outstanding common shares of Apollo Gold Corporation (together with its subsidiaries, “Apollo,” “we” or “us”) acquired by the selling shareholders in a private placement completed on February 23, 2007. The 18,361,200 common shares is composed of (i) 8,580,000 common shares issuable upon exercise of unsecured convertible debentures (which we sometimes refer to in this prospectus as the “Debentures”), (ii) 8,580,000 common shares issuable upon exercise of share purchase warrants (which we sometimes refer to in this prospectus as the “Purchase Warrants”), and (iii) 1,201,200 common shares issuable upon exercise of share purchase warrants (which we sometimes refer to in this prospectus as the “Compensation Warrants”) issued to Shoreline Pacific, LLC (which we sometimes refer to in this prospectus as “Shoreline”) and Regent Securities Capital Corporation (which we sometimes refer to in this prospectus as “Regent”), who acted as placement agents in the private placement. Each $1,000 principal amount of Debenture is convertible into 2,000 of our common shares at a conversion price of $0.50 per share and each Purchase Warrant and Compensation Warrant is exercisable at $0.50 for one common share of Apollo. Each Debenture matures on February 23, 2009 and each Purchase Warrant and Compensation Warrant and expires on February 23, 2009. We will have the option to force conversion of the Debentures under the following circumstances: (1) at any time after September 24, 2007 and prior to the maturity date if the 20-day weighted average trading price of our common shares equals or exceeds $0.90 (if we force conversion in this circumstance prior to the first anniversary of the issuance of the Debentures, we will be required to pay interest for the full first year after which no further payments will be required; if we force conversion after the one year anniversary, there will be no additional payment beyond the normal course interest amount outstanding) and (2) in the event of a change of control of Apollo. We will not receive any proceeds from the sale of the shares resold under this prospectus by the selling shareholders.

Our common shares are traded on the American Stock Exchange under the symbol “AGT” and on the Toronto Stock Exchange under the symbol “APG.” On July 13, 2007, the closing price for our common shares on the American Stock Exchange was $0.50 per share and the closing price on the Toronto Stock Exchange was Cdn$0.53 per share.

The selling shareholders may sell the shares in transactions on the American Stock Exchange or the Toronto Stock Exchange and by any other method permitted by applicable law. The selling shareholders may sell the shares at prevailing market prices or at prices negotiated with purchasers and will be responsible for any commissions or discounts due to brokers or dealers. The amount of these commissions or discounts cannot be known at this time because they will be negotiated at the time of the sales. We will pay certain of the other offering expenses of the selling shareholders. See “Plan of Distribution” beginning on page 15.

References in this prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” beginning on page 4 of this prospectus in determining whether to purchase our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 10, 2007.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated in this prospectus.

You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the dates of the documents incorporated by reference.
-i-

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (which we sometimes refer to in this prospectus as the “Exchange Act”), and file annual, quarterly and periodic reports, proxy statements and other information with the United States Securities and Exchange Commission (which we sometimes refer to in this prospectus as the “SEC”). The SEC maintains a web site (http://www.sec.gov) on which our reports, proxy statements and other information are made available. Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We have filed with the SEC a Registration Statement on Form S-3, under the Securities Act of 1933, as amended (which we sometimes refer to in this prospectus as the “Securities Act”), with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to us and the securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and in prior reports. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered pursuant to this prospectus have been sold:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on April 2, 2007;

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 14, 2007;

3.	Our Current Reports on Form 8-K, filed with the SEC on January 9, 2007; January 19, 2007; February 26, 2007, April 3, 2007, May 15, 2007 and July 6, 2007; and

4.	The description of our capital stock set forth in our Registration Statement on Form 10, filed June 23, 2003.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to the Chief Financial Officer, Apollo Gold Corporation, 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220, telephone (720) 886-9656.

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information that is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to our financial condition, results of operations, business prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts. Words such as “anticipates,” “expects,” “intends,” and similar expressions identify forward-looking statements. These statements include comments regarding:

•	future cash flow from the Montana Tunnels mine;

•	the establishment and estimates of mineral reserves and resources;

•	our ability to make payments on the convertible debentures;

•	production and production costs;

•	cash operating costs;

•	total cash costs;

•	grade;

•	feasibility studies;

•	expenditures;

•	exploration;

•	permits;

•	expansion plans;

•	plans for Black Fox and Huizopa;

•	closure costs;

•	cash flows;

•	future financing;

•	liquidity;

•	estimates of environmental liabilities;

•	our ability to obtain financing to fund our estimated expenditure and capital requirements;

•	factors impacting our results of operations;

•	application of Sarbanes-Oxley 404 reporting requirements and our ability to meet those reporting requirements; and

•	the impact of adoption of new accounting standards.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and other factors described in more detail in this prospectus:

•	unexpected changes in business and economic conditions;

•	significant increases or decreases in gold prices;

•	changes in interest and currency exchange rates;

•	timing and amount of production;

•	unanticipated grade changes;

•	unanticipated recovery or production problems;

•	changes in mining and milling costs;

•	operational problems at our mining property;

•	metallurgy, processing, access, availability of materials, equipment, supplies and water;

•	determination of reserves;

•	changes in project parameters;

•	costs and timing of development of new reserves;

•	results of current and future exploration activities;

•	results of pending and future feasibility studies;

•	joint venture relationships;

•	political or economic instability, either globally or in the countries in which we operate;

•	local and community impacts and issues;

•	timing of receipt of government approvals;

•	accidents and labor disputes;

•	environmental costs and risks;

•	competitive factors, including competition for property acquisitions;

•	availability of external financing at reasonable rates or at all; and

•	the factors discussed in this prospectus under the heading “Risk Factors.”

Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus and in any documents incorporated by reference into this prospectus. We undertake no obligation to update forward-looking statements.

OUR BUSINESS

The earliest predecessor to Apollo Gold Corporation was incorporated under the laws of the Province of Ontario in 1936. In May 2003, it reincorporated under the laws of the Yukon Territory. Apollo Gold Corporation maintains its registered office at 204 Black Street, Suite 300, Whitehorse, Yukon Territory, Canada Y1A 2M9, and the telephone number at that office is (867) 668-5252. Apollo Gold Corporation maintains its principal executive office at 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220, and the telephone number at that office is (720) 886-9656. Our internet address is http://www.apollogold.com. Information contained on our website is not a part of this prospectus.

Apollo is engaged in gold mining including extraction, processing, refining and the production of by-product metals, as well as related activities including exploration and development. We are the operator of the Montana Tunnels mine (“Mine”), which is a 50% joint venture with Elkhorn Tunnels, LLC (“Elkhorn”). The Mine is an open pit mine and mill producing gold doré and lead-gold and zinc-gold concentrates.

Apollo has a development project, the Black Fox project, which is located near the Township of Matheson in the Province of Ontario, Canada. Apollo also owns Mexican subsidiaries that own concessions at the Huizopa exploration project, located in the Sierra Madres in Chihuahua, Mexico.

RISK FACTORS

An investment in the securities involves a high degree of risk. You should consider the following discussion of risks in addition to the other information in this prospectus before purchasing any of the securities. In addition to historical information, the information in this prospectus contains “forward-looking” statements about our future business and performance. Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus. The risks below address the factors that may affect our future operating results and financial performance.

We have identified a material weakness in our internal controls over financial reporting.

In 2006 a major restructuring and streamlining at the corporate office significantly changed the design and structure of our internal controls and procedures at the corporate level. Also, following the closure of the mill in May 2006 and placing the Montana Tunnels mine on care and maintenance and the subsequent resumption of mining activities at the mine in September 2006, our controls at that location are not operating as previously designed related to segregation of duties over procurement, inventory control and accounting duties. Corporate management has increased its involvement with day-to-day oversight and management of the Montana Tunnels mine, but as of this date, management has not had sufficient time to evaluate these controls and therefore believes the change in controls is significant enough to be reported as a material weakness. In an effort to address this material weakness, staffing requirements and other changes in control are being evaluated as the future operational requirements of the Montana Tunnels mine are being determined. This material weakness could result in the misstatement of assets, liabilities, shareholders’ equity or expenses that would result in a misstatement of the interim or annual consolidated financial statements that would not be prevented or detected.

As a non-accelerated filer, compliance with the internal control reporting requirements of Section 404 of the Sarbanes-Oxley Act of 2002 has been deferred and we will be subject to the requirements in our Annual Report on Form 10-K for fiscal year 2007.

The market price of our common shares could experience volatility and could decline significantly.

Our common shares are listed on the American Stock Exchange and the Toronto Stock Exchange. Our share price has declined significantly since 2004. Securities of small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Our share price is also likely to be significantly affected by short-term changes in gold and zinc prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. As a result of any of these factors, the market price of our common shares at any given point in time might not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

If we complete additional equity financings, then our existing shareholders may experience dilution.

Any additional equity financing that we obtain would involve the sale of our common shares and/or sales of securities that are convertible or exercisable into our common shares, such as share purchase warrants or convertible notes. There is no assurance that we will be able to complete equity financings that are not dilutive to our existing shareholders.

The existence of outstanding rights to purchase common shares may impair our share price and our ability to raise capital.

As of July 16, 2007, approximately 44 million additional common shares are issuable on exercise of warrants, options or other rights to purchase common shares at prices ranging from $0.20 to $2.24. In addition, there are approximately 11.7 million common shares issuable upon the conversion of the $8,731,000 outstanding principal amount of our Series B Convertible Debentures at the option of the holder at a conversion price of $0.75 per share and approximately 17.2 million common shares issuable upon the conversion of the $8,580,000 outstanding principal of the convertible debentures issued February 23, 2007 at the option of the holder at a conversion price of $0.50 per share. During the term of the warrants, options and other rights, the holders are given an opportunity to profit from a rise in the market price of our common shares with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period such rights are outstanding may be adversely affected, and the existence of the rights may have an adverse effect on the price of our common shares. The holders of the warrants, options and other rights can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.

There may be certain tax risks associated with investments in our company.

Potential investors that are United States taxpayers should consider that we could be considered to be a “passive foreign investment company” (“PFIC”) for federal income tax purposes. Although we believe that we currently are not a PFIC and do not expect to become a PFIC in the near future, the tests for determining PFIC status are dependent upon a number of factors, some of which are beyond our control, and we can not assure you that we will not become a PFIC in the future. If we were deemed to be a PFIC, then a United States taxpayer who disposes or is deemed to dispose of our shares at a gain, or who received a so-called “excess distribution” on the shares, generally would be required to treat such gain or excess distribution as ordinary income and pay an interest charge on a portion of the gain or distribution unless the taxpayer makes a timely qualified electing fund election (a “QEF” election). A United States taxpayer who makes a QEF election generally must report on a current basis his or her share of any of our ordinary earnings and net capital gain for any taxable year in which we are a PFIC, whether or not we distribute those earnings. Special estate tax rules could be applicable to our shares if we are classified as a PFIC for income tax purposes.

We have a history of losses and we expect to incur losses in the future.

Since our inception through a merger in June 2002, we have incurred significant losses and we expect significant losses to continue for the foreseeable future. Our net losses were $15,587,000, $22,208,000, and $31,007,000 for the years ended December 31, 2006, 2005 and 2004, respectively. There can be no assurance that we will achieve or sustain profitability in the future.

We have a limited operating history on which to evaluate our potential for future success.

We were formed as a result of a merger in June 2002 and have only a limited operating history upon which you can evaluate our business and prospects. During this period, we have not generated sufficient revenues to cover our expenses and costs. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

We are dependent on certain key personnel.

We are currently dependent upon the ability and experience of R. David Russell, our President and Chief Executive Officer; Richard F. Nanna, our Senior Vice President-Exploration; and Melvyn Williams, our Chief Financial Officer and Senior Vice President-Finance and Corporate Development. We believe that our success depends on the continued service of our key officers and there can be no assurance that we will be able to retain any or all of such officers. We currently do not carry key person insurance on any of these individuals, and the loss of one or more of them could have a material adverse effect on our operations.

Our earnings may be affected by metals price volatility, specifically the volatility of gold and zinc prices.

We historically have derived all of our revenues from the sale of gold, silver, lead and zinc and our development and exploration activities are focused on gold. As a result, our future earnings are directly related to the price of gold. Changes in the price of gold significantly affect our profitability. Gold prices historically have fluctuated widely, based on numerous industry factors including:

•	industrial and jewelry demand;

•	central bank lending, sales and purchases of gold;

•	forward sales of gold by producers and speculators;

•	production and cost levels in major gold-producing regions; and

•	rapid short-term changes in supply and demand because of speculative or hedging activities

Gold prices are also affected by macroeconomic factors, including:

•	confidence in the global monetary system;

•	expectations of the future rate of inflation (if any);

•	the strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted) and other currencies;

•	interest rates; and

•	global or regional political or economic events, including but not limited to acts of terrorism.

The current demand for, and supply of, gold also affects gold prices. The supply of gold consists of a combination of new production from mining and existing shares of bullion held by government central banks, public and private financial institutions, industrial organizations and private individuals. As the amounts produced by all producers in any single year constitute a small portion of the total potential supply of gold, normal variations in current production do not usually have a significant impact on the supply of gold or on its price. Mobilization of gold held by central banks through lending and official sales may have a significant adverse impact on the gold price.

All of the above factors are beyond our control and are impossible for us to predict. If the market prices for gold, silver, zinc or lead fall below our costs to produce them for a sustained period of time, we will experience additional losses and we could also be required by our reduced revenue to discontinue exploration, development and/or mining at one or more of our properties.

Our reserve estimates are potentially inaccurate.

We estimate our reserves on our properties as either “proven reserves” or “probable reserves.” Our ore reserve figures and costs are primarily estimates and are not guarantees that we will recover the indicated quantities of these metals. We estimate proven reserve quantities based on sampling and testing of sites conducted by us and by independent companies hired by us. Probable reserves are based on information similar to that used for proven reserves, but the sites for sampling are less extensive, and the degree of certainty is less. Reserve estimation is an interpretive process based upon available geological data and statistical inferences and is inherently imprecise and may prove to be unreliable.

Our reserves are reduced as existing reserves are depleted through production. Reserves may be reduced due to lower than anticipated volume and grade of reserves mined and processed and recovery rates.

Reserve estimates are calculated using assumptions regarding metals prices. These prices have fluctuated widely in the past. Declines in the market price of metals, as well as increased production costs, capital costs and reduced recovery rates, may render reserves uneconomic to exploit. Any material reduction in our reserves may lead to increased net losses, reduced cash flow, asset write-downs and other adverse effects on our results of operations and financial condition. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations. No assurance can be given that the amount of metal estimated will be produced or the indicated level of recovery of these metals will be realized.

We may not achieve our production estimates.

We prepare estimates of future production for our operations. We develop our estimates based on, among other things, mining experience, reserve estimates, assumptions regarding ground conditions and physical

Table of Contents

characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics) and estimated rates and costs of mining and processing. In the past, our actual production from time to time has been lower than our production estimates and this may be the case in the future.

Each of these factors also applies to future development properties not yet in production and to the Montana Tunnels mine expansion. In the case of mines we may develop in the future, we do not have the benefit of actual experience in our estimates, and there is a greater likelihood that the actual results will vary from the estimates. In addition, development and expansion projects are subject to unexpected construction and start-up problems and delays.

Our future profitability depends in part, on actual economic returns and actual costs of developing mines, which may differ significantly from our estimates and involve unexpected problems, costs and delays.

From time to time we will engage in the development of new ore bodies. Our ability to sustain or increase our present level of production is dependent in part on the successful exploration and development of new ore bodies and/or expansion of existing mining operations. Decisions about the development of Black Fox and other future projects are subject to the successful completion of feasibility studies, issuance of necessary governmental permits and receipt of adequate financing.

Development projects have no operating history upon which to base estimates of future cash flow. Our estimates of proven and probable ore reserves and cash operating costs are, to a large extent, based upon detailed geologic and engineering analysis. We also conduct feasibility studies that derive estimates of capital and operating costs based upon many factors.

It is possible that actual costs and economic returns may differ materially from our best estimates. It is not unusual in the mining industry for new mining operations to experience unexpected problems during the start-up phase and to require more capital than anticipated. There can be no assurance that the Black Fox property will be profitable.

Exploration in general, and gold exploration in particular, are speculative and are frequently unsuccessful.

Mineral exploration, particularly for gold and silver, is highly speculative in nature, capital intensive, involves many risks and frequently is nonproductive. There can be no assurance that our mineral exploration efforts will be successful. If we discover a site with gold or other mineralization, it will take a number of years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. As a result of these uncertainties, no assurance can be given that our exploration programs will result in the expansion or replacement of existing ore reserves that are being depleted by current production.

We have experienced operational problems at our Montana Tunnels mine.

Since the sale of our Florida Canyon and Standard mines in November 2005, all of our revenues have been derived from our milling operations at the Montana Tunnels mine, which is a low grade mine. Historically, the Montana Tunnels mine has been unprofitable. During 2004, we experienced problems related to the milling of low-grade ore at the Montana Tunnels mine, which negatively affected our revenues and earnings. Throughout 2005, we experienced operational problems, particularly in the open pit, leading to the suspension of mining on October 21, 2005 for safety reasons due to increased wall activity in the open pit. After the suspension of mining and until May 12, 2006, we were able to continue to produce gold doré, lead-gold and zinc-gold concentrates from milling low grade stockpiled ore. However, on May 12, 2006, all operations ceased at the mine and it was placed on care and maintenance. On July 28, 2006, we entered into a joint venture agreement with Elkhorn Tunnels, LLC, in respect of the Montana Tunnels mine pursuant to which Elkhorn Tunnels made financial contributions in exchange for a fifty percent interest in the mine. Mill operations recommenced in March 2007, however there can be no assurances that we will not encounter additional operational problems at our Montana Tunnels mine.

We do not currently have and may not be able to raise the funds necessary to explore and develop our Black Fox and Huizopa properties.

We do not currently have sufficient funds to complete all of our planned exploration activities at Black Fox and Huizopa or to develop a mine at Black Fox. The development of Black Fox and exploration of Huizopa will require significant capital expenditures. Sources of external financing may include bank and nonbank borrowings and future debt and equity offerings. There can be no assurance that financing will be available on acceptable terms, or at all. The failure to obtain financing would have a material adverse effect on our growth strategy and our results of operations and financial condition.

Our Black Fox property is pledged to the holders of our 12% Series 2004-B Secured Convertible Debentures and we may not be able to obtain financing from an asset based lender.

Our Black Fox property is pledged to the holders of our 12% Series 2004-B Secured Convertible Debentures as security for our obligations under these debentures. It may be difficult for us to raise additional external funds through banks, asset based lenders, or other types of lenders, which may require us to raise additional funds through future debt and equity offerings. In addition, the inability to pledge any additional significant assets may make it difficult or impossible to obtain financing on acceptable terms, or at all. The failure to obtain acceptable financing would have a material adverse effect on our growth strategy and our results of operations and financial condition.

Possible hedging activities could expose us to losses.

In the future, we may enter into precious and/or base metals hedging contracts that may involve outright forward sales contracts, spot-deferred sales contracts, the use of options which may involve the sale of call options and the purchase of all these hedging instruments. There can be no assurance that we will be able to successfully hedge against price, currency and interest rate fluctuations. In addition, our ability to hedge against zinc and lead price risk in a timely manner may be adversely affected by the smaller volume of transactions in both the zinc and lead markets. Further, there can be no assurance that the use of hedging techniques will always be to our benefit. Some hedging instruments may prevent us from realizing the benefit from subsequent increases in market prices with respect to covered production. This limitation would limit our revenues and profits. Hedging contracts are also subject to the risk that the other party may be unable or unwilling to perform its obligations under these contracts. Any significant nonperformance could have a material adverse effect on our financial condition and results of operations.

We face substantial governmental regulation.

Safety. Our U.S. mining operation is subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977. The Occupational Safety and Health Administration (“OSHA”) also has jurisdiction over safety and health standards not covered by MSHA. Our policy is to comply with applicable directives and regulations of MSHA and OSHA. We have made and expect to make in the future, significant expenditures to comply with these laws and regulations.

Current Environmental Laws and Regulations. We must comply with environmental standards, laws and regulations that may result in increased costs and delays depending on the nature of the regulated activity and how stringently the regulations are implemented by the regulatory authority. The costs and delays associated with compliance with such laws and regulations could stop us from proceeding with the exploration of a project or the operation or future exploration of a mine. Laws and regulations involving the protection and remediation of the environment and the governmental policies for implementation of such laws and regulations are constantly changing and are generally becoming more restrictive. We have made, and expect to make in the future, significant expenditures to comply with such laws and regulations.

Some of our properties are located in historic mining districts with past production and abandoned mines. The major historical mine workings and processing facilities owned (wholly or partially) by us in Montana are being targeted by the Montana Department of Environmental Quality (“MDEQ”) for publicly funded cleanup, which reduces our exposure to financial liability. We are participating with the MDEQ under Voluntary Cleanup Plans on those sites. Our cleanup responsibilities have been completed at the Corbin Flats Facility and at the Gregory Mine site, both located in Jefferson County, Montana, under programs involving cooperative efforts with the MDEQ. MDEQ is also contemplating remediation of the Washington Mine site at public expense under the Surface Mining Control and Reclamation Act of 1977 (“SMCRA”). In February 2004, we consented to MDEQ’s entry onto the portion of the Washington Mine site owned by us to undertake publicly funded remediation under SMCRA. In March 2004, we entered into a definitive written settlement agreement with MDEQ and the Bureau of Land Management (“BLM”) under which MDEQ will conduct publicly funded remediation of the Wickes Smelter site under SMCRA and will grant us a site release in exchange for our donation of the portion of the site owned by us to BLM for use as a waste repository. However, there can be no assurance that we will continue to resolve disputed liability for historical mine and ore processing facility waste sites on such favorable terms in the future. We remain exposed to liability, or assertions of liability, that would require expenditure of legal defense costs, under joint and several liability statutes for cleanups of historical wastes that have not yet been completed.

Environmental laws and regulations may also have an indirect impact on us, such as increased costs for electricity due to acid rain provisions of the Clean Air Act Amendments of 1990. Charges by refiners to which we sell our metallic concentrates and products have substantially increased over the past several years because of requirements that refiners meet revised environmental quality standards. We have no control over the refiners’ operations or their compliance with environmental laws and regulations.

Potential Legislation. Changes to the current laws and regulations governing the operations and activities of mining companies, including changes to the U.S. General Mining Law of 1872, and permitting, environmental, title, health and safety, labor and tax laws, are actively considered from time to time. We cannot predict which changes may be considered or adopted and changes in these laws and regulations could have a material adverse impact on our business. Expenses associated with the compliance with new laws or regulations could be material. Further, increased expenses could prevent or delay exploration or mine development projects and could therefore affect future levels of mineral production.

We are subject to environmental risks.

Environmental Liability. We are subject to potential risks and liabilities associated with environmental compliance and the disposal of waste rock and materials that could occur as a result of our mineral exploration and production. To the extent that we are subject to environmental liabilities, the payment of such liabilities or the costs that we may incur to remedy any non-compliance with environmental laws would reduce funds otherwise available to us and could have a material adverse effect on our financial condition or results of operations. If we are unable to fully remedy an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential exposure may be significant and could have a material adverse effect on us. We have not purchased insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) because it is not generally available at a reasonable price or at all.

Environmental Permits. All of our exploration, development and production activities are subject to regulation under one or more of the various state, federal and provincial environmental laws and regulations in Canada, Mexico and the U.S. Many of the regulations require us to obtain permits for our activities. We must update and review our permits from time to time, and are subject to environmental impact analyses and public review processes prior to approval of the additional activities. It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have a significant impact on some portion of our business, causing those activities to be economically reevaluated at that time. Those risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capabilities. The posting of bonding in accordance with regulatory determinations is a condition to the right to operate under all material operating permits, and therefore increases in bonding requirements could prevent our operations from continuing even if we were in full compliance with all substantive environmental laws.

We face strong competition from other mining companies for the acquisition of new properties.

Mines have limited lives and as a result, we may seek to replace and expand our reserves through the acquisition of new properties. In addition, there is a limited supply of desirable mineral lands available in the United States, Canada and Mexico and other areas where we would consider conducting exploration and/or production activities. Because we face strong competition for new properties from other mining companies, some of which have greater financial resources than we do, we may be unable to acquire attractive new mining properties on terms that we consider acceptable.

The titles to some of our properties may be uncertain or defective.

Certain of our United States mineral rights consist of “unpatented” mining claims created and maintained in accordance with the U.S. General Mining Law of 1872. Unpatented mining claims are unique U.S. property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations that supplement the General Mining Law. Also, unpatented mining claims and related rights, including rights to use the surface, are subject to possible challenges by third parties or contests by the federal government. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims.

In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law. Although no such legislation has been adopted to date, there can be no assurance that such legislation will not be adopted in the future. If ever adopted, such legislation could, among other things, impose royalties on gold production from unpatented mining claims located on federal lands or impose fees on production from patented mining claims. If such legislation is ever adopted, it could have an adverse impact on earnings from our operations, could reduce estimates of our reserves and could curtail our future exploration and development activity on federal lands or patented claims.

While we have no reason to believe that the existence and extent of any of our properties are in doubt, title to mining properties are subject to potential claims by third parties claiming an interest in them and, in September 2006 some of our claims associated with our Black Fox project were listed as reopened for staking on the Ministry of Northern Development and Mines (MNDM) website. Five of these claims totaling 185 acres were immediately staked by local prospectors. None of these reserves or resources at our Black Fox project are located on the properties related to these claims. It is our opinion that these claims were erroneously listed as reopened and overstaked and we are working diligently with the MNDM to correct the overstaking.

We may lose rights to properties if we fail to meet payment requirements or development or production schedules.

We derive the rights to most of our mineral properties from unpatented mining claims, leaseholds, joint ventures or purchase option agreements which require the payment of maintenance fees, rents, purchase price installments, exploration expenditures, or other fees. If we fail to make these payments when they are due, our rights to the property may lapse. There can be no assurance that we will always make payments by the requisite payment dates. In addition, some contracts with respect to our mineral properties require development or production schedules. There can be no assurance that we will be able to meet any or all of the development or production schedules. Our ability to transfer or sell our rights to some of our mineral properties requires government approvals or third party consents, which may not be granted.

Our operations may be adversely affected by risks and hazards associated with the mining industry.

Our business is subject to a number of risks and hazards including adverse environmental effects, technical difficulties due to unusual or unexpected geologic formations, and pit wall failures.

Such risks could result in personal injury, environmental damage, damage to and destruction of production facilities, delays in mining and liability. For some of these risks, we maintain insurance to protect against these losses at levels consistent with our historical experience and industry practice. However, we may not be able to maintain current levels of insurance, particularly if there is a significant increase in the cost of premiums. Insurance against environmental risks is generally too expensive or not available for us and other companies in our industry, and, therefore, we do not maintain environmental insurance. To the extent we are subject to environmental liabilities, we would have to pay for these liabilities. Moreover, in the event that we are unable to fully pay for the cost of remediating an environmental problem, we might be required to suspend or significantly curtail operations or enter into other interim compliance measures.

You could have difficulty or be unable to enforce certain civil liabilities on us, certain of our directors and our experts.

We are a Yukon Territory, Canada, corporation. Some of our assets are located outside of Canada and our head office is located in the United States. Additionally, a number of our directors and the experts named in this Annual Report on Form 10-K are residents of Canada. Although we have appointed Lackowicz, Shier & Hoffman as our agents for service of process in the Yukon Territory, it might not be possible for investors to collect judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation. It could also be difficult for you to effect service of process in connection with any action brought in the United States upon such directors and experts. Execution by United States courts of any judgment obtained against us, or any of the directors, executive officers or experts named in this Annual Report on Form 10-K, in United States courts would be limited to the assets, or the assets of such persons or corporations, as the case might be, in the United States. The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.

USE OF PROCEEDS

All of the common shares covered by this prospectus are being sold by the selling shareholders identified in this prospectus. We will not receive any proceeds from the sale by the selling shareholders of these common shares. See “Selling Shareholders.”

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of common shares, without par value. As of July 16, 2007, there were 143,467,186 common shares outstanding.

Dividend Rights

Holders of our common shares may receive dividends when, as and if declared by our board on the common shares, subject to the preferential dividend rights of any other classes or series of shares of our company. In no event may a dividend be declared or paid on the common shares if payment of the dividend would cause the realizable value of our company’s assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights, which are then outstanding.

Voting and Other Rights

Holders of our common shares are entitled to one vote per share, and in general, all matters will be determined by a majority of votes cast.

Election of Directors

All of the directors serve from the date of election or appointment until the earlier of the next annual meeting of the company’s shareholders or the date on which their successors are elected or appointed in accordance with the provisions of our By-laws and Articles of Incorporation. Directors are elected by a majority of votes cast.

Liquidation

In the event of any liquidation, dissolution or winding up of Apollo, holders of the common shares have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any preferred shares or other securities that may then be outstanding.

Redemption

Apollo common shares are not redeemable or convertible.

Other Provisions

All outstanding common shares are, and the common shares offered by this prospectus or obtainable on exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus, will be, fully paid and non-assessable.

This section is a summary and may not describe every aspect of our common shares that may be important to you. We urge you to read our Articles of Incorporation, as amended, and our By-laws, because they, and not this description, define your rights as a holder of our common shares. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

CIBC Mellon Trust Company, P. O. Box 7010 Adelaide Postal Station, Toronto, Ontario M5E 2W9, Canada, is the transfer agent and registrar for our common shares.

INCOME TAX CONSIDERATIONS

  U.S. Federal Income Tax Considerations

The following is a summary of the material anticipated U.S. federal income tax consequences regarding the acquisition, ownership and disposition of our common shares. This summary applies to you only if you acquire common shares, hold such common shares as a capital asset (that is, for investment purposes) and are eligible for benefits under the income tax convention between the U.S. and Canada signed on September 26, 1980, as amended, currently in force, which we refer to as the U.S.-Canada tax treaty. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, regulations promulgated under the Code, administrative rulings and judicial decisions and the U.S.-Canada tax treaty, as in effect on the date of this prospectus supplement. Changes in the laws may alter the tax treatment of our common shares, possibly with retroactive effect.

This summary is general in nature and does not address estate taxes or the effects of any state or local taxes, or the tax consequences in jurisdictions other than the U.S.  In addition, it does not address all tax consequences that may be relevant to you in your particular circumstances, nor does it apply to you if you are a holder with a special status, such as:

1. a person that owns, or is treated as owning under certain ownership attribution rules, 5% or more of our voting shares;

2. a broker, dealer or trader in securities or currencies;

3. a bank, mutual fund, life insurance company or other financial institution;

4. a tax-exempt organization;

5. a qualified retirement plan or individual retirement account;

6. a person that holds our common shares as part of a straddle, hedge, constructive sale or other integrated transaction for tax purposes;

7. a partnership, S corporation, small business investment company or pass-through entity;

8. an investor in a partnership, S corporation, small business investment company or pass-through entity;

9. a person whose functional currency for tax purposes is not the U.S. dollar;

10. a person liable for alternative minimum tax;

11. a U.S. Holder (as defined below) who is a resident or deemed to be a resident in Canada pursuant to the Income Tax Act (Canada); and

12. a Non-U.S. Holder (as defined below) that has a trade or business in the United States, or is an individual that either has a tax home in the United States or is present within the United States for 183 days or more during the taxable year.

If a partnership holds common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership that owns or may acquire common shares should consult the partner’s tax advisor regarding the specific tax consequences of the acquisition and ownership of our common shares.

It is assumed for purposes of this summary that we are not, have not at any time been and will not be after this offering a “controlled foreign corporation,” as defined in Section 957(a) of the Code.

YOU SHOULD CONSULT YOUR OWN ADVISOR REGARDING LOCAL, STATE, FOREIGN AND ESTATE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES AND ANY SPECIAL TAX CONSEQUENCES THAT MAY APPLY IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders
The following discussion applies to you if you are a “U.S. Holder.” For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a common share that is, for U.S. federal income tax purposes:

1. a citizen or individual who is a resident of the United States for U.S. federal income tax purpoes;

2. a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

3. an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

4. a trust (1) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes, or (2) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control.

Distributions
We do not anticipate paying dividends in the foreseeable future. However, subject to the discussion below under “— Passive foreign investment company,” the gross amount of distributions, if any, payable by us on our common shares generally would be treated as dividend income to the extent paid out of current or accumulated earnings and profits. Any such income would be treated as U.S. source income for U.S. foreign tax credit purposes to the extent paid from earnings and profits accumulated by a domestic corporation engaged in a U.S. trade or business. A distribution on our shares in excess of current or accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted basis in such shares and then as capital gain. See “Sale or other disposition of common shares.”

Canadian withholding tax on dividend distributions paid by us to a U.S. Holder is generally reduced to 15% pursuant to the U.S.-Canada tax treaty. U.S. Holders generally may claim the amount of any Canadian income taxes withheld either as a deduction from gross income or as a credit against U.S. federal income tax liability, subject to numerous complex limitations, which must be determined and applied on an individual basis. A U.S. Holder’s ability to claim such a credit against U.S. federal income tax liability may be limited to the extent that dividends on our common shares are treated as having a U.S. source.

  Sale or other dispositions of common shares
Subject to the discussion found under “— Passive foreign investment company” below, in general, if you sell or otherwise dispose of common shares in a taxable disposition:

1. you will recognize gain or loss equal to the difference (if any) between the U.S. dollar value of the amount realized on such sale or other taxable disposition and your adjusted tax basis in such common shares;

2. any gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the common shares sold is more than one year at the time of such sale or other taxable disposition; and

3. any gain or loss will generally be treated as U.S. source income for U.S. foreign tax credit purposes, although special rules apply to U.S. Holders who have a fixed place of business outside the United States to which this gain is attributable.

Long term capital gains of individual taxpayers are generally subject to a 15% maximum U.S. federal income tax rate, for capital gains recognized before January 1, 2011. The deductibility of capital losses is subject to limitations.

If you are a cash basis taxpayer who receives foreign currency, such as Canadian dollars, in connection with a sale or other taxable disposition of common shares, the amount realized will be based on the U.S. dollar value of the foreign currency received with respect to such common shares, as determined on the settlement date of such sale or other taxable disposition.

If you are an accrual basis taxpayer who receives foreign currency in a sale or other taxable disposition of common shares, you generally may elect the same treatment required of cash basis taxpayers with respect to a sale or other taxable disposition of common shares, provided the election is applied consistently from year to year. The election may not be changed without the consent of the IRS. If you are an accrual basis taxpayer and do not elect to be treated as a cash basis taxpayer (pursuant to the U.S. Treasury Regulations applicable to foreign currency transactions) for this purpose, you might have a foreign currency gain or loss for U.S. federal income tax purposes because of differences between the U.S. dollar value of the foreign currency received prevailing on the date of the sale or other taxable disposition of our common shares and the date of payment. Any such currency gain or loss generally will be treated as ordinary income or loss and would be in addition to gain or loss, if any, that you recognized on the sale or other taxable disposition of common shares.

Passive foreign investment company
U.S. Holders of common shares would be subject to a special, adverse tax regime (that would differ in certain respects from that described above) if we were (or were to become) a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. We do not believe that we are a PFIC. However, whether or not we will be classified as a PFIC in any taxable year is a factual determination made annually and will depend upon our assets and our activities in each year and is therefore subject to change. There is a possibility that we could be a PFIC for 2007 or become a PFIC in the future as a result of future financial results. In general terms, we will be a PFIC for any tax year in which either (i) 75% or more of our gross income is passive income or (ii) the average percentage, by fair market value, of our assets that produce or are held for the production of passive income is 50% or more. “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. If we were, or were to become, a PFIC for any year in which a U.S. Holder owns our common shares, gain on a disposition or deemed disposition by the U.S. Holder of our common shares, and the amount of “excess distributions”, if any, payable on our common shares, would be subject to tax at the highest marginal rates applicable to ordinary income, and would be subject to interest charges to reflect the value of the U.S. income tax deferral, unless (in certain circumstances) the U.S. Holder has timely made a “mark-to-market” election or a “qualified electing fund” election.

If we are a classified as a PFIC for any taxable year, the so-called “interest charge regime” of Code Section 1291 will apply to any U.S. Holder of our common shares that does not make a mark-to-market or qualifying electing fund election, as described below. Under the interest charge regime, (i) any gain the U.S. Holder realizes on the sale or other disposition of our common shares and any “excess distribution” that we make to such holder (generally, any distributions to such holder in respect of our common shares during a single taxable year that are greater than 125% of the average annual distributions received by such holder in the three preceding years or, if shorter, such holder’s holding period for the common shares), will be treated as ordinary income that was earned ratably over each day in such holder’s holding period for the common shares; (ii) the portion of such gain or distribution that is allocable to prior taxable years will, with certain exceptions, be subject to tax at the highest rate applicable to ordinary income for the relevant taxable years, regardless of the tax rate otherwise applicable to such holder; and (iii) the interest charge generally applicable to underpayments of tax will be imposed with respect of the tax attributable to each such year.

If we are classified as a PFIC for any taxable year and our common shares qualify as “marketable securities” under applicable U.S. Treasury Regulations, a U.S. Holder may avoid the interest charge regime by making a valid “mark-to-market” election with respect to our common shares. If a valid mark-to-market election is made, the electing U.S. Holder generally (i) will be required to recognize as ordinary income an amount equal to the difference, if any, between the fair market value of the common shares and the holder’s adjusted tax basis in such common shares at the close of each taxable year, and (ii) if the U.S. Holder’s adjusted tax basis in the common shares exceeds their fair market value, will be allowed to deduct the excess as an ordinary loss to the extent of the net amount of income previously included as a result of the mark-to-market election. The interest charge regime also would not apply to any U.S. Holder who is eligible for and timely makes a valid “qualifying electing fund” (“QEF”) election, in which case such holder would be required to include in income on a current basis such holder’s pro rata share of our ordinary income and net capital gains. However, a QEF election is valid only if we provide certain annual information to our shareholders. We have not made a commitment to provide such annual information and thus it is possible that U.S. Holders will not be able to make a valid QEF election with respect to our common shares.

Dividends paid on shares of a PFIC are not eligible for the reduced rate of taxation of dividends received by non-corporate U.S. Holders on shares of qualifying corporations through 2010. Instead, dividends paid on shares of a PFIC are taxed at the higher rates applicable to items of ordinary income.

If we are a PFIC in a taxable year and own shares in another PFIC (a “lower-tier passive foreign investment company”), a U.S. Holder also will be subject to the interest charge regime with respect to its indirect ownership of the lower-tier PFIC. The mark-to-market election would not be available for any indirect ownership of a lower-tier passive foreign investment. A QEF election can be made for a lower-tier PFIC, but only if we provide the U.S. Holder with the financial information necessary to make such an election.

U.S. Holders who own common shares during any year in which we are a PFIC must file IRS Form 8621 with their U.S. federal income tax return for each year in which such holder owns our common shares.

Non-U.S. Holders
The following summary applies to you if you are a non-U.S. Holder of common shares. A non-U.S. Holder is a beneficial owner of common shares that is not a U.S. Holder.

Distributions
In general, you will not be subject to U.S. federal income tax or withholding tax on dividends, if any, received from us with respect to common shares, unless such income is effectively connected with your conduct of a trade or business in the United States or, if a treaty applies, such income is (instead) attributable to a permanent establishment or fixed base you maintain in the United States.

Sale or other disposition of common shares
In general, you will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of common shares unless:

1. such gain is effectively connected with your conduct of a U.S. trade or business or, if a treaty applies, such gain is attributable to a permanent establishment or fixed base you maintain in the United States; or

2. you are an individual who is present in the United States for 183 days or more during the taxable year of disposition or have a tax home in the United States, and certain other requirements are met.

Information reporting and backup withholding
U.S. Holders of our common shares may be subject to information reporting and may be subject to backup withholding currently at a rate of 28% on distributions on our common shares or on the proceeds from a sale or exchange of our common shares paid within the United States. Payments of distributions on, or the proceeds from the sale of, our common shares to or through a foreign office of a broker generally will not be subject to backup withholding, although information reporting may apply to those payments in certain circumstances. Backup withholding will generally not apply, however, to a U.S. Holder who:

1. furnishes a correct taxpayer identification number and certifies that the U.S. Holder is not subject to backup withholding on IRS Form W-9 (or substitute form); or

2. is otherwise exempt from backup withholding.

In general, a Non-U.S. Holder will not be subject to information reporting and backup withholding. However, a Non-U.S. Holder may be required to establish an exemption from information reporting and backup withholding by certifying the Non-U.S. Holder’s non-U.S. status on Form W-8BEN.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner.

SELLING SHAREHOLDERS

    Apollo is registering 18,361,200 common shares for resale, which is composed of (i) 8,580,000 common shares issuable upon conversion of the convertible debentures, (ii) 8,580,000 common shares issuable upon exercise of warrants that accompanied the convertible debentures and (iii) 1,201,200 common shares issuable upon exercise of warrants issued to Shoreline Pacific, LLC and Regent Securities Capital Corporation, who acted as placement agents in the placement of the convertible debentures. Therefore, using the closing price per common share of Apollo on the American Stock Exchange on February 23, 2007 (the closing date of the convertible debenture placement), the total dollar value of (i) the 8,580,000 common shares underlying the convertible debentures is $6,349,200, (ii) the 8,580,000 common shares issuable upon exercise of warrants that accompanied the convertible debentures is $6,349,200 (although any exercise would require payment of the exercise price per share of $0.50), (iii) the 1,201,200 common shares issuable upon exercise of warrants issued to Shoreline Pacific, LLC and Regent Securities Capital Corporation is $888,888 (although any exercise would require payment of the exercise price per share of $0.50) and (iv) all 18,361,200 common shares registered for resale is $13,587,288.

The selling shareholders identified below are selling all of the common shares being offered under this prospectus.

On February 23, 2007, we completed a private placement of $8,580,000 aggregate principal amount of unsecured convertible debentures (which we sometimes refer to in this prospectus as the “Debentures”). Each $1,000 principal amount of Debentures is convertible at the option of the holder into 2,000 of our common shares, at any time until they mature and each $1,000 principal amount of Debentures was accompanied by 2,000 share purchase warrants (which we sometimes refer to in this prospectus as the “Purchase Warrants”).

We will have the option to force conversion of the Debentures under the following circumstances: (1) at any time after September 24, 2007 and prior to the maturity date if the 20-day weighted average trading price of our common shares equals or exceeds $0.90 (if we force conversion in this circumstance prior to the first anniversary of the issuance of the Debentures, we will be required to pay interest for the full first year after which no further payments will be required; if we force conversion after the one year anniversary, there will be no additional payment beyond the normal course interest amount outstanding) and (2) in the event of a change of control of Apollo.

Shoreline Pacific, LLC (which we sometimes refer to in this prospectus as “Shoreline”) and Regent Securities Capital Corporation (which we sometimes refer to in this prospectus as “Regent”) act as placement agents in connection with the issuance and sale of the Debentures and Purchase Warrants. As compensation for their services as placement agents, Regent received compensation warrants (which we sometimes refer to in this prospectus as the “Compensation Warrants”) exercisable for a two-year period into 600,600 shares (which is equal to 7.0% of the gross proceeds raised by Regent from the sale of the Debentures divided by $0.50 per share), and Shoreline received Compensation Warrants exercisable for a two-year period into 600,600 shares (which is equal to 7.0% of the gross proceeds raised by Shoreline from the sale of the Debentures divided by $0.50 per share). Each Compensation Warrant entitles the holder to purchase one common share of the Corporation at $0.50 per share for a two-year period from the date of issue.

Each of the holders of the Debentures and Regent and Shoreline is a party to a Registration Rights Agreement with us (which we sometimes refer to in this prospectus as the “Registration Rights Agreements”). Pursuant to the Registration Rights Agreements, we are required to register our common shares underlying the Debentures, the Purchase Warrants and the Compensation Warrants (which we sometimes refer to in this prospectus as the “Underlying Common Shares”) for resale on a registration statement to be filed with the U.S. Securities and Exchange Commission on or before April 4, 2007. We agreed to keep the registration statement effective until the earlier of (i) the sale pursuant to Rule 144 under the Securities Act or an effective registration statement of all the Underlying Common Shares or (ii) the expiration of the holding period applicable thereto under Rule 144(k) for all Underlying Common Shares were such securities not held by an affiliate of us and our legal counsel has delivered an opinion letter to such effect.

If the registration statement is not declared effective under the Securities Act on or prior to the date that is up to one-hundred-eighty (180) days after February 23, 2007, then Apollo agrees to pay as liquidated damages to each holder of the Debentures an amount in cash equal to six percent (6%) per annum of the aggregate principal amount of Debentures held by such holder. Such liquidated damages have accrued, with respect to each of the selling shareholders named herein, since May 25, 2007 and will continue to accrue until the earlier of (i) the effectiveness of this registration statement or (ii) February 23, 2008. Such liquidated damages will begin to accrue with respect to RAB Special Situations (Master) Fund Limited (“RAB”), which is a holder of the Debentures but not a selling shareholder in this registration statement, on August 23, 2007 and will continue to accrue until the earlier of (i) the effectiveness of a registration statement which names RAB as a selling shareholder with respect to the Debentures or (ii) February 23, 2008.

The table below includes information regarding ownership of our common stock by the selling shareholders named herein and the number of shares that may be sold by them under this prospectus. There are no material relationships with the selling shareholders other than those discussed herein. We have prepared this table based on information supplied to us by or on behalf of the selling shareholders on or prior to July 16, 2007.

	Common Shares Beneficially Owned(1) Prior to the Offering		Common Shares Beneficially Owned(1) After the Offering
Name of Selling Shareholder		Common Shares Registered for Resale	Number(2)	Percentage of Class(3)
CCM Master Qualified Fund, Ltd(4)	10,485,900(5)	4,900,000	5,585,900	3.89%
Highbridge International LLC(6)	7,585,334(7)	4,452,000	3,133,334	2.18%
Crestview Capital Master, LLC(8)	5,189,334(9)	3,156,000	2,033,334	1.42%
Enable Growth Partners LP(10)	3,324,860(11)	2,474,860	850,000	*
Enable Opportunity Partners LP(12)	391,160(13)	291,160	100,000	*
Pierce Diversified Strategy Master Fund LLC(14)	195,580(15)	145,580	50,000	*
Nite Capital LP(16)	1,733,333(17)	800,000	933,333	*
Truk Opportunity Fund, LLC(18)	1,278,234(19)	727,600	550,634	*
Truk International Fund, LP(20)	187,767(21)	128,400	59,367	*
Kleiman/Reiner Living Trust(22)	920,463(23)	339,700	580,763	*
Paresh Patel(22)	363,755(24)	125,110	238,645	*
Jeffrey Wright(22)	301,086(25)	125,110	175,976	*
John Slizza(22)	266,056(26)	90,080	175,976	*
Sally Smith(22)	29,114(27)	5,000	24,114	*
Regent Securities Capital Corporation(28)	1,107,055(29)	600,600	506,455	*
Total	33,359,031	18,361,200	14,997,831	10.45%

_______________
*Less than 1%
(1)
Pursuant to Rule 13d-3 of the Exchange Act, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including the right to acquire through the exercise of an option or warrant or through the conversion of a security.

(2)
Assumes that (i) all of the Debentures have matured or that all of the shares acquired upon converting the Debentures are sold, (ii) all of the Purchase Warrants and Compensation Warrants have expired or that all of the shares acquired on exercising the Purchase Warrants and Compensation Warrants are sold, (iii) all of the shares currently beneficially owned by the selling shareholders and registered hereunder are sold, and (iv) the selling shareholders acquire no additional common shares before the completion of this offering.

(3)
The percentage ownership for the selling shareholders is based on 143,467,186 common shares outstanding as of July 16, 2007. In accordance with SEC rules, common shares that may be acquired pursuant to warrants that are exercisable as of March 30, 2007, or will become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(4)
Clint D. Coghill is the managing member of Coghill Capital Management, L.L.C., an entity which serves as the investment manager of CCM Master Qualified Fund, Ltd., and exercises voting and dispositive powers over the securities held by this selling shareholder.

(5)
Includes up to (i) 2,450,000 shares issuable upon conversion of the Debentures, (ii) 2,450,000 shares issuable upon conversion of the Purchase Warrants, (iii) 3,502,566 shares purchased by the selling shareholder in our registered unit offering which closed on November 8, 2006 (the “Unit Offering”), and (iv) 2,083,334 shares issuable upon conversion of warrants issued to the selling shareholder in the Unit Offering.

(6)
Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(7)
Includes up to (i) 2,226,000 shares issuable upon conversion of the Debentures, (ii) 2,226,000 shares issuable upon conversion of the Purchase Warrants, (iii) 2,166,667 shares issuable upon conversion of warrants issued to the selling shareholder in the Unit Offering, (iv) 666,667 shares issuable upon conversion of series 2004-B convertible debenture issued to Smithfield Fiduciary LLC in the 2004-B Offering, and (v) 300,000 shares issuable upon conversion of warrants issued to Smithfield Fiduciary LLC in the 2004-B Offering. Smithfield Fiduciary LLC is a wholly owned subsidiary of the selling shareholder, Highbridge International LLC.

(8)
Crestview Capital Partners, LLC is the sole manager of Crestview Capital Master, LLC. By virtue of such relationship, Crestview Capital Partners, LLC may be deemed to have dispositive power over the shares owned by Crestview Capital Master, LLC. Crestview Capital Partners, LLC disclaims beneficial ownership of such shares. Mr. Stewart Flink, Mr. Robert Hoy and Mr. Daniel Warsh are the Managers of Crestview Capital Partners, LLC and may be deemed to share dispositive power over the shares held by Crestview Capital Master, LLC. Messrs. Flink, Hoyt and Warsh disclaim beneficial ownership of such shares.

(9)
Includes up to (i) 1,578,000 shares issuable upon conversion of the Debentures, (ii) 1,578,000 shares issuable upon conversion of the Purchase Warrants, (iii) 700,000 shares issued to the selling shareholder in the Unit Offering, and (iv) 1,333,334 shares issuable upon conversion of warrants issued to the selling shareholder in the Unit Offering.

(10)	Brendan O’Neil, portfolio manager for Enable Growth Partners LP, exercises shared voting and dispositive powers with respect to the shares offered by this selling shareholder.
(11)
Includes up to (i) 1,237,430 shares issuable upon conversion of the Debentures, (ii) 1,237,430 shares issuable upon conversion of the Purchase Warrants, and (iii) 850,000 shares issuable upon conversion of warrants issued to the selling shareholder in the Unit Offering.

(12)	Brendan O’Neil, portfolio manager for Enable Opportunity Partners LP, exercises shared voting and dispositive powers with respect to the shares offered by this selling shareholder.
(13)
Includes up to (i) 145,580 shares issuable upon conversion of the Debentures, (ii) 145,580 shares issuable upon conversion of the Purchase Warrants, and (iii) 100,000 shares issuable upon conversion of warrants issued to the selling shareholder in the Unit Offering.

(14)
Brendan O’Neil, portfolio manager for Pierce Diversified Strategy Master Trust LLC, Ena (“Pierce”), exercises shared voting and dispositive powers with respect to the shares offered by this selling shareholder.

(15)
Includes up to (i) 72,790 shares issuable upon conversion of the Debentures, (ii) 72,790 shares issuable upon conversion of the Purchase Warrants, and (iii) 50,000 shares issuable upon conversion of warrants issued to the selling shareholder in the Unit Offering.

(16)
The general partner of Nite Capital LP is Nite Capital LLC, a Delaware limited liability company. Nite Capital LLC, in such capacity, has voting and investment control with respect to the shares offered by this selling shareholder. Keith A. Goodman, the managing member of Nite Capital LLC, exercises sole voting and dispositive powers with respect to the shares offered by this selling shareholder.

(17)
Includes up to (i) 400,000 shares issuable upon conversion of the Debentures, (ii) 400,000 shares issuable upon conversion of the Purchase Warrants, (iii) 600,000 shares issued to the selling shareholder in the Unit Offering, and (iv) 333,333 shares issuable upon conversion of warrants issued to the selling shareholder in the Unit Offering.

(18)
Michael E. Fein and Stephen E. Salzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over the securities owned by Truk Opportunity Fund, LLC. Both Mr. Fein and Mr. Salzstein disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC.

(19)
Includes up to (i) 363,800 shares issuable upon conversion of the Debentures, (ii) 363,800 shares issuable upon conversion of the Purchase Warrants, (iii) 124,000 shares issuable upon conversion of series 2004-B convertible debenture issued in the 2004-B Offering, (iv) 55,800 shares issuable upon conversion of warrants issued in the 2004-B Offering, and (v) 370,834 shares issuable upon conversion of warrants issued to the selling shareholder in the Unit Offering.

(20)
Michael E. Fein and Stephen E. Salzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk International Fund, LP, exercise investment and voting control over the securities owned by Truk International Fund, LP. Both Mr. Fein and Mr. Salzstein disclaim beneficial ownership of the securities owned by Truk International Fund, LP.

(21)
Includes up to (i) 64,200 shares issuable upon conversion of the Debentures, (ii) 64,200 shares issuable upon conversion of the Purchase Warrants, (iii) 9,333 shares issuable upon conversion of series 2004-B convertible debenture issued in the 2004-B Offering, (iv) 4,200 shares issuable upon conversion of warrants issued in the 2004-B Offering, and (v) 45,834 shares issuable upon conversion of warrants issued to the selling shareholder in the Unit Offering.

(22)	Kleiman/Reiner Living Trust is a trust controlled by Harlan Kleiman. Messrs. Kleiman, Patel, Wright and Slizza and Ms. Smith are employees and owners of the placement agent, Shoreline Pacific, LLC.
(23)
Includes up to (i) 22,200 shares issuable upon conversion of the Debentures (owned by Mr. Kleiman individually), (ii) 22,200 shares issuable upon conversion of the Purchase Warrants (owned by Mr. Kleiman individually), (iii) 295,300 shares issuable upon conversion of the Compensation Warrants (owned by the Kleiman/Reiner Living Trust), (iv) 13,360 shares issued to the selling shareholder in the Unit Offering (including 3,340 shares owned by each of Mr. Kleiman, his wife and two daughters), (v) 6,680 shares issuable upon exercise of warrants issued to the selling shareholder in the Unit Offering (including 1,670 shares issuable upon exercise of warrants owned by each of Mr. Kleiman, his wife and two daughters), and (vi) 560,723 shares issuable upon exercise of warrants issued to the selling shareholder as compensation for placement agent services rendered in the Unit Offering (owned by Mr. Kleiman individually).

(24)
Includes up to (i) 10,000 shares issuable upon conversion of the Debentures, (ii) 10,000 shares issuable upon conversion of the Purchase Warrants, (iii) 105,110 shares issuable upon conversion of the Compensation Warrants, (iv) 3,340 shares purchased by the selling shareholder in the Unit Offering, (v) 1,670 shares issuable upon exercise of warrants purchased by the selling shareholder in the Unit Offering, and (vi) 233,635 shares issuable upon exercise of warrants issued to the selling shareholder as compensation for placement agent services rendered in the Unit Offering.

(25)
Includes up to (i) 10,000 shares issuable upon conversion of the Debentures, (ii) 10,000 shares issuable upon conversion of the Purchase Warrants, (iii) 105,110 shares issuable upon conversion of the Compensation Warrants, (iv) 500 shares purchased by the selling shareholder in the Unit Offering, (v) 250 shares issuable upon exercise of warrants purchased by the selling shareholder in the Unit Offering, and (vi) 175,226 shares issuable upon exercise of warrants issued to the selling shareholder as compensation for placement agent services rendered in the Unit Offering.

(26)
Includes up to (i) 90,080 shares issuable upon conversion of the Compensation Warrants, (ii) 500 shares purchased by the selling shareholder in the Unit Offering, (iii) 250 shares issuable upon exercise of warrants purchased by the selling shareholder in the Unit Offering, and (iv) 175,226 shares issuable upon exercise of warrants issued to the selling shareholder as compensation for placement agent services rendered in the Unit Offering.

(27)
Includes up to (i) 5,000 shares issuable upon conversion of the Compensation Warrants, (ii) 500 shares purchased by the selling shareholder in the Unit Offering, (iii) 250 shares issuable upon exercise of warrants purchased by the selling shareholder in the Unit Offering, and (iv) 23,364 shares issuable upon exercise of warrants issued to the selling shareholder as compensation for placement agent services rendered in the Unit Offering.

(28)
Regent Securities Capital Corporation served as placement agent in the offering of the Debentures and the Purchase Warrants. Jay Jaski is the President and owner of Regent Securities Capital Corporation and the Managing Director of Regent Mercantile Bancorp, Inc., and exercises voting and dispositive powers with respect to the shares offered by this selling shareholder.

(29)
Includes up to (i) 600,600 shares issuable upon conversion of the Compensation Warrants, (ii) 46,667 shares issuable upon conversion of series 2004-B convertible debentures issued to the selling shareholder in the 2004-B Offering, (iii) 33,600 shares issuable upon conversion of warrants issued in the 2004-B Offering, (iv) 166,666 shares issuable upon exercise of warrants issued to the selling shareholder as compensation for services rendered in connection with the flow through unit offering which closed on October 30, 2006, (v) 83,333 shares issuable upon exercise of warrants issued upon exercise of warrants issued to the selling shareholder as compensation for placement agent services rendered in connection with the flow through unit offering which closed on October 30, 2006, (vi) 71,428 shares purchased by Jay Jaski, the owner of Regent Securities Capital Corporation, in the flow through shares offering which closed on December 31, 2004, (vii) 71,428 shares purchased by Elizabeth Cryer, the wife of Jay Jaski, in the flow through shares offering which closed on December 31, 2004, and (viii) 33,333 shares owned by Elizabeth Cryer as a result of conversion of the series 2004-B convertible debenture. According to the Alternative Monthly Report under National Instrument 62-103, which RAB Special Situations (Master) Fund Limited (“RAB”) filed with the Canadian Securities Administrators on July 10, 2007, RAB acquired the 600,600 Compensation Warrants mentioned above from Regent Securities Capital Corporation.

Additional Information

Payments to Selling Shareholders

Set forth below is a table showing the dollar amount of each payment (other than repayment of principal on the convertible debentures) that Apollo has made or may be required to make to the selling shareholders listed in the selling shareholder table (or any affiliate of a selling shareholder or any other person with whom any selling shareholder has a contractual relationship) in connection with the placement of the convertible debentures. As indicated from the table below, the total amount of all payments made or potentially made by Apollo to the selling shareholders (or their affiliates) in connection with the convertible debentures (the “Aggregate Payments”) is $4,334,294 (or $3,819,494 in the first year after the issuance of the convertible debentures) and the gross proceeds to Apollo in the placement of convertible debentures were $4,290,000.

Type of Payment (1)	Dollar Amount
Interest on the Convertible Debentures (2)	$1,287,000 (3)
Aggregate Discount at Date of Sale of Convertible Debentures	$2,059,200 (4)
Additional Interest on Convertible Debentures payable upon default under Registration Rights Agreements (5)	193,050 (6)
Placement Agent’s Fees to Shoreline Pacific, LLC	$372,372 (7) (8)
Placement Agent’s Fees to Regent Securities Capital Corporation	$372,372 (7)
Reimbursement of Placement Agent Expenses	$50,300 (9)
Total	$4,334,294

(1)	Table does not include the value of common shares issuable upon conversion of the convertible debentures.

(2)
1% per month for the first 12 months from the date of issuance (12% per annum simple interest not compounded) and 1.5% per month for the final 12 months prior to the maturity date (18% per annum simple interest not compounded).

(3)
Aggregate amount of interest payable on $4,290,000 aggregate principal amount of convertible debentures issued to the selling shareholders over their two year term and assuming that they are not converted prior thereto.

(4)
Calculated by multiplying the aggregate number of shares underlying the purchase warrants issued to the selling shareholders (8,580,000) by the difference between the closing price of common shares on the American Stock Exchange on the date of the closing of the placement of convertible debentures ($0.74) and the exercise price of the purchase warrants ($0.50).

(5)
6% per annum payable if the registration statement has not been declared effective by May 24, 2007, in which case such 6% additional interest is payable from May 24, 2007 until the earlier of (i) the date the registration statement has been declared effective by the SEC or (ii) the first anniversary of the issuance date of the convertible debentures (February 23, 2008).

(6)	Maximum amount of additional interest payable assuming payment of additional interest on $4,290,000 aggregate principal amount of convertible debentures from May 24, 2007 through February 23, 2008.

(7)
Composed of (i) $300,300 cash fee and (ii) $72,072, which represents the value of the shares underlying the compensation warrant (calculated by multiplying the number of shares underlying the compensation warrant (300,300) by the difference between the closing price of common shares on the American Stock Exchange on the date of the closing of the placement of convertible debentures ($0.74) by the exercise price of the compensation warrants ($0.50)).

(8)
At the request of Shoreline Pacific, LLC, the warrants to which Shoreline Pacific, LLC was entitled as compensation for its placement agent services were issued in the names of Kleiman/Reiner Living Trust (a trust controlled by Harlan Kleiman), Paresh Patel, Jeffrey Wright, John Slizza and Sally Smith, each of which person is an employee of Shoreline Pacific.

(9)	$14,000 of which was paid to Shoreline Pacific, LLC and $36,300 of which was paid to Regent Securities Capital Corporation.

Discount on Convertible Debentures

Set forth below is a table showing the total discount at the date of the sale of the convertible debentures. We note that there are no provisions in the convertible debentures that could result in a change in the conversion price per share.

Column 1	Column 2	Column 3	Column 4	Column 5	Column 6
Market Price per Common Share on the date of the sale of the Convertible Debentures (1)	Conversion Price per Common Share on the date of sale of the Convertible Debentures	Total Maximum Number of Shares underlying the Convertible Debentures (2)	Aggregate Market Price of Total Maximum Number of Shares underlying the Convertible Debentures (Column 1 multiplied by Column 3) (2)	Aggregate Conversion Price of Total Maximum Number of Shares underlying the Convertible Debentures (Column 2 multiplied by Column 3) (2)	Aggregate Discount at Date of Sale of Convertible Debentures (Column 4 minus Column 5)
$0.74	$0.50	8,580,000	$6,349,200	$4,290,000	$2,059,200

(1)	Closing price on the American Stock Exchange on February 23, 2007, the closing date of the convertible debenture placement.
(2)	The reference to "Shares underlying the Convertible Debentures" means such shares that may be received by those identified as selling shareholders.

Other Securities Purchased by the Selling Shareholders

Set forth below is a table showing other securities purchased by the selling shareholders from Apollo (i.e., not including securities purchased in the open market) and the total discount at the date of sale of such security.

Column 1	Column 2	Column 3	Column 4	Column 5	Column 6	Column 7	Column 8
Selling Share-holder	Type of Security	Market Price per Common Share on the date of the sale of such Security	Sale Price of Such Security (1)	Total Maximum Number of Shares (2)	Aggregate Market Price of Total Maximum Number of Shares (Column 3 multiplied by Column 5)	Aggregate Sale Price of Total Maximum Number of Shares (Column 4 multiplied by Column 5)	Aggregate Discount (Premium) at Date of Sale of such Security (Column 6 minus Column 7)
CCM Master Qualified Fund, Ltd.	Common Shares (3)	$0.30 (4)	$0.30	4,166,667	$1,250,000.10	$1,250,000.10	$0.00
	Warrants (5)	$0.30 (4)	$0.50	2,083,334	$625,000.20	$1,041,667.00	$(416,667.80)
Highbridge International LLC	Common Shares (3)	$0.30 (4)	$0.30	4,333,334	$1,300,000.20	$1,300,000.20	$0.00
	Warrants (5)	$0.30 (4)	$0.50	2,166,667	$650,000.10	$1,083,333.50	($433,333.40)
	$500,000 aggregate principal amount of Series B Debentures (6) (7)	$0.68 (8)	$0.75	633,333	$430,666.44	$474,999.75	$(44,333.31)
	Special Note Warrants (7) (9)	$0.68 (8)	$0.80 (10)	300,000	$204,000.00	$240,000.00	$(36,000.00)

Column 1	Column 2	Column 3	Column 4	Column 5	Column 6	Column 7	Column 8
Selling Share-holder	Type of Security	Market Price per Common Share on the date of the sale of such Security	Sale Price of Such Security (1)	Total Maximum Number of Shares (2)	Aggregate Market Price of Total Maximum Number of Shares (Column 3 multiplied by Column 5)	Aggregate Sale Price of Total Maximum Number of Shares (Column 4 multiplied by Column 5)	Aggregate Discount (Premium) at Date of Sale of such Security (Column 6 minus Column 7)
Crestview Capital Master, LLC	Common Shares (3)	$0.30 (4)	$0.30	2,666,667	$800,000.10	$800,000.10	$0.00
	Warrants (5)	$0.30 (4)	$0.50	1,333,334	$400,000.20	$666,667.00	$(266,666.80)
Enable Growth Partners LP	Common Shares (3)	$0.30 (4)	$0.30	1,700,000	$510,000.00	$510,000.00	$0.00
	Warrants (5)	$0.30 (4)	$0.50	850,000	$255,000.00	$425,000.00	$(170,000.00)
Enable Opportunity Partners LP	Common Shares (3)	$0.30 (4)	$0.30	200,000	$60,000	$60,000.00	$0.00
	Warrants (5)	$0.30 (4)	$0.50	100,000	$30,000	$50,000.00	$(20,000.00)
Pierce Diversified Strategy Master Fund LLC	Common Shares (3)	$0.30 (4)	$0.30	100,000	$30,000	$30,000.00	$0.00
	Warrants (5)	$0.30 (4)	$0.50	50,000	$15,000	$25,000.00	$(10,000.00)
Nite Capital LP	Common Shares (3)	$0.30 (4)	$0.30	666,666	$199,999.80	$199,999.80	$0.00
	Warrants (5)	$0.30 (4)	$0.50	333,333	$99,999.90	$166,666.50	$(66,666.60)
Truk Opportunity Fund, LLC	$93,000 aggregate principal amount of Series B Debentures (6)	$0.68 (8)	$0.75	124,000	$84,320.00	$93,000.00	$(8,680.00)
	Special Note Warrants (9)	$0.68 (8)	$0.80 (10)	55,800	$37,944.00	$44,640.00	$(6,696.00)
	Common Shares (11)	$0.74 (12)	$0.75	313,333	$231,866.42	$234,999.75	$(3,133.33)
	Warrants (11)	$0.74 (12)	$1.00	234,999	$173,889.26	$234,999.00	$(61,109.74)
	Common Shares (3)	$0.30 (4)	$0.30	741,667	$222,500.10	$222,500.10	$0.00
	Warrants (5)	$0.30 (4)	$0.50	370,834	$111,250.20	$185,417.00	$(74,166.80)

Column 1	Column 2	Column 3	Column 4	Column 5	Column 6	Column 7	Column 8
Selling Share-holder	Type of Security	Market Price per Common Share on the date of the sale of such Security	Sale Price of Such Security (1)	Total Maximum Number of Shares (2)	Aggregate Market Price of Total Maximum Number of Shares (Column 3 multiplied by Column 5)	Aggregate Sale Price of Total Maximum Number of Shares (Column 4 multiplied by Column 5)	Aggregate Discount (Premium) at Date of Sale of such Security (Column 6 minus Column 7)
Truk International Fund, LP	$6,999.75 aggregate principal amount of Series B Debentures (6)	$0.68 (8)	$0.75	9,333	$6,346.44	$6,999.75	$(653.31)
	Special Note Warrants (9)	$0.68 (8)	$0.80 (10)	4,200	$2,856.00	$3,360.00	$(504.00)
	Common Shares (11)	$0.74 (12)	$0.75	20,000	$14,800.00	$15,000.00	$(200.00)
	Warrants (11)	$0.74 (12)	$1.00	15,000	$11,100.00	$15,000.00	$(3,900.00)
	Common Shares (3)	$0.30 (4)	$0.30	91,667	$27,500.10	$27,500.10	$0.00
	Warrants (5)	$0.30 (4)	$0.50	45,834	$13,750.20	$22,917.00	$(9,166.80)
Kleiman / Reiner Living Trust (13)	Common Shares (3)	$0.30 (4)	$0.30	13,360 (14)	$4,008.00	$4,008.00	$0.00
	Warrants (5)	$0.30 (4)	$0.50	6,680 (14)	$2,004.00	$3,340.00	$(1,336.00)
	Compensation Warrants (15)	$0.30 (4)	$0.50	560,723	$168,216.90	$280,361.50	$(112,144.60)
Paresh Patel	Common Shares (3)	$0.30 (4)	$0.30	3,340	$1,002.00	$1,002.00	$0.00
	Warrants (5)	$0.30 (4)	$0.50	1,670	$501.00	$835.00	$(334.00)
	Compensation Warrants (15)	$0.30 (4)	$0.50	233,635	$70,090.50	$116,817.50	$(46,727.00)
Jeffrey Wright	Common Shares (3)	$0.30 (4)	$0.30	500	$150.00	$150.00	$0.00
	Warrants (5)	$0.30 (4)	$0.50	250	$75.00	$125.00	$(50.00)
	Compensation Warrants (15)	$0.30 (4)	$0.50	175,226	$52,567.80	$87,613.00	$(35,045.20)

Column 1	Column 2	Column 3	Column 4	Column 5	Column 6	Column 7	Column 8
Selling Share-holder	Type of Security	Market Price per Common Share on the date of the sale of such Security	Sale Price of Such Security (1)	Total Maximum Number of Shares (2)	Aggregate Market Price of Total Maximum Number of Shares (Column 3 multiplied by Column 5)	Aggregate Sale Price of Total Maximum Number of Shares (Column 4 multiplied by Column 5)	Aggregate Discount (Premium) at Date of Sale of such Security (Column 6 minus Column 7)
John Slizza	Common Shares (3)	$0.30 (4)	$0.30	500	$150.00	$150.00	$0.00
	Warrants (5)	$0.30 (4)	$0.50	250	$75.00	$125.00	$(50.00)
	Compensation Warrants (15)	$0.30 (4)	$0.50	175,226	$52,567.80	$87,613.00	$(35,045.20)
Sally Smith	Common Shares (3)	$0.30 (4)	$0.30	500	$150.00	$150.00	$0.00
	Warrants (5)	$0.30 (4)	$0.50	250	$75.00	$125.00	$(50.00)
	Compensation Warrants (15)	$0.30 (4)	$0.50	23,364	$7,009.20	$11,682.00	$(4,672.80)
Regent Securities Capital Corporation	$1,056,250 aggregate principal amount of Series B Debentures (6) (16)	$0.68 (8)	$0.75	1,408,333	$957,667	$1,056,250.00	$(98,583.33)
	Special Note Warrants (9)	$0.68 (8)	$0.80 (10)	633,750	$430,950.00	$507,000.00	$(76,050.00)
	Compensation Warrants (17)	$0.68 (8)	$0.80 (10)	1,167,000	$793,560.00	$933,600.00	$(140,040.00)
	Compensation Warrants (18)	$0.68 (8)	$0.80 (10)	232,667	$158,213.56	$186,133.60	$(27,920.04)
	Common Shares (11)	$0.74 (12)	$0.75	1,250,000	$925,000.00	$937,500.00	$(12,500.00)
	Warrants (11)	$0.74 (12)	$1.00	937,500	$693,750.00	$937,500.00	$(243,750.00)
	Broker Warrants (19)	$0.37 (20)	$0.51 (21)	166,666	$61,666.42	$84,999.66	$(23,333.24)
	Broker Warrant Warrants (19)	$0.37 (20)	$1.12 (22) (23)	83,333	$30,833.21	$93,332.96 (23)	$(62,499.75) (23)
	Flow Through Common Shares (24)	$0.82 (25)	$0.87 (26)	142,856	$117,141.92	$124,284.72	$(7,142.80)
Total							$(2,559,151.85)

(1)
Represents (i) in the case of common shares, the price at which the shares were sold, (ii) in the case of warrants, the exercise price of the warrants and (iii) in the case of convertible debentures, the conversion price of the convertible debentures. In the case of warrants that were issued as part of the 2006 Unit Offering (defined below in footnote (8)), the warrants contain full-ratchet anti-dilution protection that provides that, subject to limited exceptions, if Apollo sells, grants an option to purchase or otherwise disposes, issues or reprices any common shares (or any securities that are convertible into or exercisable or exchangeable for common shares) at a price per share less than $0.50 per share, then the exercise price of the warrants will be reduced to such price (but the number of shares issuable upon exercise of the warrants will not change).

(2)
Represents (i) in the case of common shares, the number of common shares that were sold to the applicable Selling Shareholder, (ii) in the case of warrants, the number of common shares issuable upon exercise of the warrants issued to the applicable Selling Shareholder and (iii) in the case of convertible debentures, the number of common shares issuable upon conversion of the convertible debentures issued to the applicable Selling Shareholder.

(3)	On November 8, 2006, Apollo completed a unit offering for gross proceeds of approximately $5,000,000 (the “2006 Unit Offering”), with each unit comprised of one common share and one half of one warrant to purchase one common share (the “Unit Warrants”). Common shares indicated here were obtained in the 2006 Unit Offering.

(4)	Closing price on the American Stock Exchange on November 8, 2006, the closing date of the 2006 Unit Offering.

(5)	Warrants indicated here were obtained in the 2006 Unit Offering.

(6)
On November 4, 2004, Apollo completed a private placement of $8,756,250 of principal amount special notes (“Special Notes”) and $1,745,000 of special warrants (“Special Warrants”) at $0.75 per Special Warrant. Each $1,000 principal amount of Special Notes was convertible, with no additional consideration, into $1,000 principal amount of 12% Series 2004-B Convertible Debentures, due November 4, 2007 (the “Series B Debentures”), and 600 warrants exercisable for common shares of Apollo at $0.80 per share (the “Special Note Warrants”). Each Special Warrant was exercisable, with no additional consideration, for one common share and 0.6 of one common share purchase warrant (a “Special Warrant Warrant”). Each whole Special Warrant Warrant was exercisable for one common share for $0.80 per share.

(7)	Series B Debentures and Special Note Warrants issued to Smithfield Fiduciary, LLC, a wholly owned subsidiary of Highbridge International LLC.

(8)	Closing price on the American Stock Exchange on November 4, 2004, the closing date of the placement of Special Notes and Special Warrants described in footnote (6).

(9)	Warrants indicated here are Special Note Warrants described in footnote (6).

(10)
The exercise price on the closing date of the placement was $0.80 per share. Effective January 6, 2006, Apollo pledged its Black Fox property to The Canada Trust Company as substitute collateral for the Series B Debentures, which were previously secured by $11.0 million in cash (the “Substitution”). Pursuant to a letter from Apollo to each of the holders of the Series B Debentures dated December 19, 2005, Apollo agreed to reduce the exercise price on 5,013,600 of the Special Note Warrants from $0.80 to $0.40, subject to the completion of the Substitution. The reduction in the exercise price was effective January 16, 2006 and applies to all warrants attached to the Series B Debentures except for those held by Apollo officers, which remain exercisable into one Apollo common share at $0.80 per share.

(11)
On December 31, 2004 and January 7, 2005, Apollo completed the first and second tranches, respectively, of a private placement of 12,499,997 units, with each unit consisting of one common share and three-fourths of a share warrant with each whole warrant exercisable for one share at $1.00 per share (the “2005 Unit Offering”). Regent Securities Capital Corporation acted as placement agent in the 2005 Unit Offering and received 1,250,000 compensation warrants, with each compensation warrant exercisable into one unit for $0.75 per unit, which unit is comprised of one common share and three-fourths of a warrant, with each whole warrant exercisable for one common share at $1.00 per share. The warrants were exercisable for two years and expired on January 7, 2007.

(12)	Closing price on the American Stock Exchange on January 7, 2005, the closing date of the second tranche of the 2005 Unit Offering.

(13)	Harlan Kleiman controls the Kleiman/Reiner Living Trust.

(14)	The common shares and unit warrants were issued in equal amounts to each of Harlan Kleiman, Lorraine Kleiman, Sarah Kleiman and Alexandra Kleiman.

(15)	Compensation warrants indicated here were issued as compensation for placement agent services rendered in connection with the 2006 Unit Offering.

(16)	Includes $56,250 aggregate principal amount of Series B Debentures held by Elizabeth Cryer, wife of J. Jay Jaski, the Chairman of Regent Securities Capital Corporation.

(17)	Compensation warrants indicated here were issued as compensation for placement agent services rendered in connection with the placement of the Special Notes.

(18)	Compensation warrants indicated here were issued as compensation for placement agent services rendered in connection with the placement of the Special Warrants.

(19)
On October 30, 2006, Apollo completed a private placement to Canadian purchasers of 2,222,221 flow through units at Cdn$0.45 per unit, with each flow through unit consisting of one “super flow-though” common share and one-half of one warrant to purchase one common share (the “2006 Flow Through Offering”). Regent Securities Capital Corporation acted as placement agent in the 2006 Flow Through Offering and, as compensation for its services, it received 166,666 broker warrants, with each broker warrant exercisable at a price of Cdn$0.45 at any time within two years from October 30, 2006 for one broker unit, which broker unit will consist of one common share and one-half of one warrant to purchase one common share, with each such warrant entitling the holder to purchase one additional common share at a price of Cdn$1.00 per share for the first twelve months from October 30, 2006 and for Cdn$1.15 per share thereafter until 24 months from the October 30, 2006.

(20)	Closing price on the American Stock Exchange on October 30, 2006, the closing date of the 2006 Flow Through Offering.

(21)
The exercise price of the broker warrants is Cdn$0.45 per share. On October 30, 2006, the noon rate of exchange as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was Cdn$1.00 equals $1.1235. Using this exchange rate the exercise price of the broker warrants was $0.51.

(22)
The exercise price of the broker warrant warrants is Cdn$1.00 per share for the first twelve months from October 30, 2006. On October 30, 2006, the noon rate of exchange as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was Cdn$1.00 equals $1.1235. Using this exchange rate the exercise price of the broker warrant warrants is $1.12.

(23)
After October 30, 2007, the exercise price of the broker warrant warrants will be Cdn$1.15. Using the same exchange rate the exercise price of the broker warrant warrants will be $1.29. Based on an exercise price of $1.29, the Aggregate Sale Price of Total Maximum Number of Shares (Column 7) will be $107,499.57 and the Aggregate Discount (Premium) at Date of Sale of such Security (Column 8) will be $(76,666.36).

(24)
On December 31, 2004, Apollo completed a private placement to Canadian purchasers of 714,285 “super flow-through” common shares (the “2004 Flow Through Offering”). J. Jay Jaski and Elizabeth Jane Cryer purchased 142,856 flow through shares in the 2004 Flow Through Offering (Mr. Jaski is the Chairman of Regent Securities Capital Corporation and Mr. Jaski and Ms. Cryer are husband and wife).

(25)	Closing price on the American Stock Exchange on December 31, 2004, the closing date of the 2004 Flow Through Offering.

(26)
The flow-through shares were sold at a price of Cdn$1.05 per share. On December 31, 2004, the noon rate of exchange as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was Cdn$1.00 equals $0.8308. Using this exchange rate the exercise price of the broker warrants was $0.87.

Proceeds and Discount on Convertible Debentures

Set forth below is a table showing the (i) the gross proceeds paid or payable to Apollo in connection with the placement of the convertible debentures (Column 1), (ii) all payments that have been made or that may be required to be made by Apollo in connection with the convertible debentures placement (the “Aggregate Payments”) (Column 2), (iii) the total discount at the date of the sale of the convertible debentures (Column 3), (iv) the resulting net proceeds to Apollo in connection with the convertible debenture placement (Column 4) and (v) the total discount at the date of sale realized by the selling shareholders in connection with the convertible debentures and any other securities identified in the table above (Column 5).

Column 1*	Column 2*	Column 3*	Column 4*	Column 5
Gross Proceeds to Apollo from Convertible Debenture Placement	Aggregate Payments	Total Discount at the Date of Sale of Convertible Debentures	Net Proceeds to Apollo in connection with Convertible Debenture Placement (Difference between Column 2 and Column 1)	Total Discount (Premium) at the Date of Sale of Securities to Selling Shareholders
$8,580,000	$7,873,544	$4,118,400	$1,189,144	$(2,559,151.85)

*
Columns 1-4 are based on the entire convertible debenture placement, including the selling shareholders named herein and RAB Special Situations (Master) Fund Limited, which purchased convertible debentures in the placement but is not named as a selling shareholder in this registration statement.

As can be seen from the immediately preceding table, the Aggregate Payments (represented in Column 2) and the total discount to the selling shareholders in connection with the convertible debenture (represented in Column 3) is equal to approximately 662% and 346%, respectively, of the net proceeds payable to Apollo in connection with the convertible debenture placement (represented in Column 4). Averaged over the term of the convertible debenture, the Aggregate Payments and the total discount to the selling shareholders in connection with the convertible debenture is equal to approximately 331% and 173%, respectively, of such net proceeds payable to Apollo.

Prior Securities Transactions with Selling Shareholders

In addition to the placement of convertible debentures described in the registration statement, Apollo has completed the following securities transactions with the selling shareholders:

•
2006 Unit Offering. On November 8, 2006, Apollo completed a unit offering of 16,688,206 units at $0.30 per unit for gross proceeds of $5,006,462 (the “2006 Unit Offering”). Each unit was comprised of one common share and one half of one warrant to purchase one common share (the “Unit Warrants”) for $0.50 per share. Shoreline Pacific, LLC acted as placement agent in the 2006 Unit Offering and, as compensation for its services, was granted compensation warrants to purchase 1,168,174 common shares (the “2006 Unit Offering Compensation Warrants”) for $0.50 per share. The total number of common shares issued or potentially issuable (assuming all Unit Warrants and 2006 Unit Offering Compensation Warrants are exercised in full) in connection with the 2006 Unit Offering is 26,200,483.

•
2006 Flow Through Offering. On October 30, 2006, Apollo completed a private placement to Canadian purchasers of 2,222,221 flow through units at Cdn$0.45 per unit, with each flow through unit consisting of one “super flow-though” common share and one-half of one warrant to purchase one common share (the “2006 Flow Through Offering”). Regent Securities Capital Corporation acted as placement agent in the 2006 Flow Through Offering and received 166,666 broker warrants, with each broker warrant exercisable at a price of Cdn$0.45 at any time within two years from October 30, 2006 for one broker unit, which broker unit will consist of one common share and one-half of one warrant to purchase one common share, with each such warrant entitling the holder to purchase one additional common share at a price of Cdn$1.00 per share for the first twelve months from October 30, 2006 and for Cdn$1.15 per share thereafter until 24 months from the October 30, 2006).

•
2005 Unit Offering. On December 31, 2004 and January 7, 2005, Apollo completed the first and second tranches, respectively, of a private placement of 12,499,997 units, with each unit consisting of one common share and three-fourths of a share warrant with each whole warrant exercisable for one share at $1.00 per share (the “2005 Unit Offering”). Regent Securities Capital Corporation acted as placement agent in the 2005 Unit Offering and received 1,250,000 compensation warrants, with each compensation warrant exercisable into one unit for $0.75 per unit, which unit is comprised of one common share and three-fourths of a warrant, with each whole warrant exercisable for one common share at $1.00 per share.

•	2004 Flow Through Offering. On December 31, 2004, Apollo completed a private placement to Canadian purchasers of 714,285 “super flow-through” common shares (the “ 2004 Flow Through Offering”).

•
Special Note Offering. On November 4, 2004, Apollo completed a private placement of approximately $8.8 million aggregate principal amount of special notes (“Special Notes”) and approximately $1.7 million of special warrants (“Special Warrants”) at $0.75 per Special Warrant for a total of 2,326,666 Special Warrants (the “Special Note Offering”). Each $1,000 principal amount of Special Notes was convertible, with no additional consideration, into $1,000 principal amount of 12% Series 2004-B Convertible Debentures, due November 4, 2007 (the “Series B Debentures”), and 600 warrants exercisable for common shares of Apollo at $0.80 per share (the “Special Note Warrants”). The Special Notes were converted into approximately $8.8 million Series B Debentures and 5,253,750 Special Note Warrants. The Series B Debentures mature on December 16, 2007 and bear interest at a rate of 12% per annum, payable quarterly in arrears beginning on December 31, 2004. The Special Note Warrants expire on November 4, 2007 and are each exercisable for one common share of Apollo at a price of $0.40 per common share. Each Special Warrant was exercisable, for no additional consideration, into one common share and 0.6 of one common share purchase warrant (a “Special Warrant Warrant”). Each whole Special Warrant Warrant was exercisable for one common share for $0.80 per share. Regent Securities Capital Corporation acted as one of the placement agents in the Special Note Offering and, as compensation for its services, was granted a compensation option convertible, without additional consideration, into compensation warrants exercisable into 1,400,167 common shares at an exercise price of $0.80 per share (the “Special Note Offering Compensation Warrants”). All of the Special Note Offering Compensation Warrants expired unexercised on November 4, 2006.

Set forth below is a table showing all prior securities transactions between Apollo and the selling shareholders (or their affiliates or predecessors-in-interest).

Column 1	Column 2	Column 3	Column 4	Column 5	Column 6	Column 7
Transaction (Date)	Number of Common Shares Outstanding Immediately prior to Transaction	Number of Common Shares in Column 2 beneficially held by Persons other than Selling Shareholders, Affiliates of the Company or Affiliates of the Selling Shareholders	Number of Common Shares Issued or Issuable in connection with Transaction	Number of Common Shares Issued in Transaction as Percentage of Number of Common Shares in Column 3 (Column 4 divided by Column 3)	Market Price of Common Shares Immediately Prior to Transaction	Market Price of Common Shares as of May 21, 2007
2006 Unit Offering (11/8/06) (1)	125,544,104	114,976,118 (2)	26,200,484	26.68%	$0.30 (3)	$0.44
2006 Flow Through Offering (10/30/06) (4)	123,321,859	113,003,872 (5)	3,583,331	3.72%	$0.37 (6)	$0.44
2005 Unit Offering (December 2004 and January 2005) (7)	81,958,836	70,617,673 (8)	24,062,495	38.39%	$0.82 (9)	$0.44
2004 Flow Through Offering (12/31/04) (10)	81,958,836	70,760,529 (11)	714,285	1.14%	$0.82 (12)	$0.44
Special Note Offering (11/4/04) (13)	79,632,170	73,643,946 (14)	16,928,750	22.99%	$0.68 (15)	$0.44

(1)	Selling shareholders who participated in this transaction were: all selling shareholders other than Regent Securities Capital Corporation.

(2)
125,544,104 minus (i) 193,333 shares issuable to Truk Opportunity Fund, LLC and Truk International Fund, LP upon conversion of the Series B Debenture and the Special Note Warrants acquired in the Special Note Offering, (ii) 801,667 shares issuable to Smithfield Fiduciary, LLC, a wholly owned subsidiary of Highbridge International, LLC, upon conversion of the Series B Debenture and the Special Note Warrants acquired in the Special Note Offering, (iii) 3,691,749 shares issuable to Regent Securities Capital Corporation or its affiliates upon (a) conversion of the Series B Debenture and the Special Note Warrants acquired in the Special Note Offering and (b) exercise of compensation warrants acquired as compensation for placement agent services rendered in connection with the Special Note Offering and the 2006 Flow Through Offering, (iv) 142,856 common shares issued to J. Jay Jaski and Elizabeth Jane Cryer in the 2004 Flow Through Offering (Mr. Jaski is the Chairman of Regent Securities Capital Corporation and Mr. Jaski and Ms. Cryer are husband and wife) and (v) 5,738,381 shares held by all officers and directors of Apollo as of November 8, 2006.

(3)	Closing price on the American Stock Exchange on November 8, 2006, the closing date of the 2006 Unit Offering.

(4)
Selling shareholders who participated in this transaction were: Regent Securities Capital Corporation (acted as placement agent in the 2006 Flow Through Offering and did not purchase any of the securities placed to investors in that offering).

(5)
123,321,859 minus (i) 193,333 shares issuable to Truk Opportunity Fund, LLC and Truk International Fund, LP upon conversion of the Series B Debenture and the Special Note Warrants acquired in the Special Note Offering, (ii) 801,667 shares issuable to Smithfield Fiduciary, LLC, a wholly owned subsidiary of Highbridge International, LLC, upon conversion of the Series B Debenture and the Special Note Warrants acquired in the Special Note Offering, (iii) 3,441,750 shares issuable to Regent Securities Capital Corporation or its affiliates upon (a) conversion of the Series B Debenture and the Special Note Warrants acquired in the Special Note Offering and (b) exercise of the compensation warrants acquired as compensation for placement agent services rendered in connection with the Special Note Offering, (iv) 142,856 common shares issued to J. Jay Jaski and Elizabeth Jane Cryer in the 2004 Flow Through Offering (Mr. Jaski is the Chairman of Regent Securities Capital Corporation and Mr. Jaski and Ms. Cryer are husband and wife) and (v) 5,738,381 shares held by all officers and directors of Apollo as of October 30, 2006.

(6)	Closing price on the American Stock Exchange on October 30, 2006, the closing date of the 2006 Flow Through Offering.

(7)
Selling shareholders who participated in this transaction were: Regent Securities Capital Corporation acted as placement agent in the 2005 Unit Offering and received 1,250,000 compensation warrants, with each compensation warrant exercisable into one unit for $0.75 per unit, which unit is comprised of one common share and three-fourths of a warrant, with each whole warrant exercisable for one common share at $1.00 per share.

(8)
81,958,836 minus (i) 193,333 shares issuable to Truk Opportunity Fund, LLC and Truk International Fund, LP upon conversion of the Series B Debenture and the Special Note Warrants acquired in the Special Note Offering, (ii) 801,667 shares issuable to Smithfield Fiduciary, LLC, a wholly owned subsidiary of Highbridge International, LLC, upon conversion of the Series B Debenture and the Special Note Warrants acquired in the Special Note Offering, (iii) 3,441,750 shares issuable to Regent Securities Capital Corporation or its affiliates upon (a) conversion of the Series B Debenture and the Special Note Warrants acquired in the Special Note Offering and (b) exercise of the compensation warrants acquired as compensation for placement agent services rendered in connection with the Special Note Offering, (iv) 142,856 common shares issued to J. Jay Jaski and Elizabeth Jane Cryer in the 2004 Flow Through Offering (Mr. Jaski is the Chairman of Regent Securities Capital Corporation and Mr. Jaski and Ms. Cryer are husband and wife) and (v) 6,761,557 shares held by all officers and directors of Apollo as of December 31, 2004.

(9)	Closing price on the American Stock Exchange on December 31, 2004, the closing date of the first tranche of the 2005 Unit Offering.

(10)
Selling shareholders who participated in this transaction were: J. Jay Jaski and Elizabeth Jane Cryer (Mr. Jaski is the Chairman of Regent Securities Capital Corporation and Mr. Jaski and Ms. Cryer are husband and wife).

(11)	81,958,836 minus (i) 193,333 shares issuable to Truk Opportunity Fund, LLC and Truk International Fund, LP upon conversion of the Series B Debenture and the Special Note Warrants acquired in the Special Note Offering, (ii) 801,667 shares issuable to Smithfield Fiduciary, LLC, a wholly owned subsidiary of Highbridge International, LLC, upon conversion of the Series B Debenture and the Special Note Warrants acquired in the Special Note Offering, (iii) 3,441,750 shares issuable to Regent Securities Capital Corporation or its affiliates upon (a) conversion of the Series B Debenture and the Special Note Warrants acquired in the Special Note Offering and (b) exercise of the compensation warrants acquired as compensation for placement agent services rendered in connection with the Special Note Offering, and (iv) 6,761,557 shares held by all officers and directors of Apollo as of December 31, 2004.

(12)	Closing price on the American Stock Exchange on December 31, 2004, the closing date of the 2004 Flow Through Offering.

(13)	Selling shareholders who participated in this transaction were: Truk Opportunity Fund, LLC, Truk International Fund, LP, Highbridge International LLC and Regent Securities Capital Corporation.

(14)	79,632,170 minus 5,988,224 shares held by all officers and directors of Apollo as of November 4, 2004.

(15)	Closing price on the American Stock Exchange on November 4, 2004, the closing date of the Special Note Offering.

Common Shares Outstanding and Registered for Resale

Set forth in the table below is the number of common shares outstanding immediately prior to the consummation of the convertible debenture placement that were held by persons other than the selling shareholders and their affiliates or affiliates of the Company.

Column 1	Column 2	Column 3	Column 4	Column 5
Total Number of Common Shares Outstanding immediately prior to Consummation of Convertible Debenture Placement	Total Number of Common Shares Held by Directors and Officers immediately prior to Consummation of Convertible Debenture Placement (1)	Total Number of Common Shares Held by Other Affiliates immediately prior to Consummation of Convertible Debenture Placement	Total Number of Common Shares Held by Selling Shareholders immediately prior to Consummation of Convertible Debenture Placement	Total Number of Common Shares Outstanding immediately prior to Consummation of Convertible Debenture Placement not held by Persons identified in Columns 2, 3 and 4
125,544,104	9,408,381	0	4,996,955 (2)	111,138,768

(1)	Does not include any common shares issuable upon exercise of convertible securities, options or warrants.

(2)
Does not include any common shares issuable upon exercise of convertible securities, options or warrants. Composed of (i) 3,502,566 common shares held by CCM Master Qualified Fund, Ltd. (based on information supplied to Apollo by the selling shareholder), (ii) 700,000 shares held by Crestview Capital Master, LLC (based on information supplied to Apollo by the selling shareholder), (iii) 600,000 shares held by Nite Capital LP (based on information supplied to Apollo by the selling shareholder), (iv) 13,360 shares held by Kleiman/Reiner Living Trust (based on information supplied to Apollo by the selling shareholder), (v) 3,340 shares held by Paresh Patel (based on information supplied to Apollo by the selling shareholder), (vi) 500 shares held by Jeffrey Wright (based on information supplied to Apollo by the selling shareholder), (vii) 500 shares held by Sally Smith (based on information supplied to Apollo by the selling shareholder), (viii) 500 shares held by John Slizza (based on information supplied to Apollo by the selling shareholder), and (ix) 176,189 shares held by Regent Securities Capital Corporation, including 71,428 held by Jay Jaski, the Chairman of Regent Securities Capital Corporation, and 104,761 shares held by Elizabeth Cryer, Mr. Jaski's wife (based on information supplied to Apollo by the selling shareholder).

Set forth below is a table showing information regarding (i) the number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders in prior registration statements (Column 1); (ii) the number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders that, to the knowledge of Apollo, continue to be held by the selling shareholders or affiliates of the selling shareholders (Column 2); (iii) to the knowledge of Apollo, the number of shares that have been sold in registered resale transactions by the selling shareholders or affiliates of the selling shareholders (Column 3); and (iv) the number of shares registered for resale on behalf of the selling shareholders or affiliates of the selling shareholders in the current transaction (Column 4). We note that the table does not include securities transactions with selling shareholders or their affiliates where the primary issuance of such securities was registered by Apollo.

Column 1	Column 2	Column 3	Column 4
Number of Shares Registered for Resale by Selling Shareholders or their Affiliates in Prior Registration Statements	Number of Shares identified in Column 1 that continue to be held by Selling Shareholders or their Affiliates	Number of Shares identified in Column 1 that have been sold in Registered Resale Transactions	Number of Shares Registered for Resale on behalf of Selling Shareholders or their Affiliates in Current Transaction
7,234,461 (1)	1,409,124	0	18,361,200

(1)
Includes (i) 5,841,605 shares registered for resale on Form S-3 (File No. 333-121004), as amended, filed with the SEC on January 26, 2005 in connection with the Special Note Offering, (ii) 1,250,000 shares registered for resale on Form S-3 (File No. 333-122433), as amended, filed with the SEC on February 15, 2006 in connection with the 2005 Unit Offering, and (iii) 142,856 shares registered for resale on Form S-3 (File No. 333-122693), as amended, filed with the SEC on February 15, 2006 in connection with the 2004 Flow Through Offering.

Financial Ability and Short Positions

Apollo intends to, and has a reasonable basis to believe that it will have the financial ability, to make all payments on the convertible debentures. Apollo’s forecast is based upon its current cash position and the expected cash flow from the joint ventured Montana Tunnels mine, our 2007 work programs at our Black Fox and Huizopa projects as well as corporate overhead.

Based on the information obtained from the selling shareholders in connection with the closing of the placement of the convertible debentures, Apollo is not aware of any short positions in its common shares held by any selling shareholders, either currently existing or existing as of the closing of the placement of the convertible debentures.

Relationships and Arrangements with Selling Shareholders

Set forth below are all relationships and arrangements that have existed in the past three years (since April 2004) or are to be performed in the future between Apollo and the selling shareholders, their affiliates or any person with whom any selling shareholder has a contractual relationship regarding the current transaction (or any predecessors of those persons).

•	A materially complete description of the convertible debenture transaction with the selling shareholders is included in Apollo’s Form 8-K filed with the SEC on February 26, 2007.

•
Many of the selling shareholders purchased units in Apollo’s 2006 Unit Offering completed on November 8, 2006. The securities purchase agreement executed by the purchasers of the units in the 2006 Unit Offering granted the purchasers the right to participate, subject to limited exceptions, in any financings completed by Apollo in the 12 months following the closing of the 2006 Unit Offering in an amount up to 50% of the amount raised in such financing. All of the purchasers in the 2006 Unit Offering exercised in full their participation rights in the convertible debenture placement. In addition, Shoreline Pacific, LLC, which is the employer of Harlan Kleiman, Paresh Patel, Jeffrey Wright, John Slizza and Sally Smith, acted as placement agent in the 2006 Unit Offering. A materially complete description of the 2006 Unit Offering is included in Apollo’s Form 8-K filed with the SEC on November 1, 2006.

•
Regent Securities Capital Corporation acted as placement agent in Apollo’s 2006 Flow Through Offering completed on October 30, 2006. A materially complete description of the 2006 Unit Offering is included in Apollo’s Form 8-K filed with the SEC on November 1, 2006.

•
A number of the selling shareholders purchased units in Apollo’s 2005 Unit Offering, the first tranche of which was completed on December 31, 2004 and the second tranche of which was completed on January 7, 2005. In addition, Regent Securities Capital Corporation acted as placement agent in the 2005 Unit Offering and received 1,250,000 compensation warrants, with each compensation warrant exercisable into one unit for $0.75 per unit, which unit is comprised of one common share and three-fourths of a warrant, with each whole warrant exercisable for one common share at $1.00 per share. A materially complete description of the 2006 Unit Offering is included in Apollo’s Form 8-K filed with the SEC on January 6, 2005.

•
J. Jay Jaski and Elizabeth Jane Cryer purchased 142,856 flow through shares in the 2004 Flow Through Offering (Mr. Jaski is the Chairman of Regent Securities Capital Corporation and Mr. Jaski and Ms. Cryer are husband and wife). A materially complete description of the 2006 Unit Offering is included in Apollo’s Form 8-K filed with the SEC on January 5, 2004.

•
A number of the selling shareholders purchased Special Notes and Special Warrants in Apollo’s Special Note Offering completed on November 4, 2004. In addition, Regent Securities Capital Corporation acted as placement agent in the Special Note Offering. A materially complete description of the 2006 Unit Offering is included in Apollo’s Form 8-K filed with the SEC on November 9, 2004.

Apollo includes the following agreements between it and one or more of the selling shareholders as exhibits to this registration statement:

•	Form of convertible debenture;

•	Form of purchase warrant accompanying the convertible debenture;

•	Form of compensation warrant issued to the placement agents in the convertible debenture placement; and

•	Form of registration rights agreement.

In addition to the agreements listed immediately above, Apollo and one or more of the selling shareholders entered into the following agreements:

•
Agency Agreements with each of Shoreline Pacific, LLC and Regent Securities Capital Corporation (filed as Exhibits 1.1 and 1.2, respectively, to Apollo Gold’s Form 8-K filed with the SEC on February 26, 2007);

•
Subscription Agreements with each of the selling shareholders (other than Regent Securities Capital Corporation) (a form of which was filed as Exhibit 4.1 to Apollo’s Form 8-K filed with the SEC on February 26, 2007);

•
Securities Purchase Agreement, dated October 30, 2006, between Apollo and certain of the selling shareholders (pursuant to which purchasers in the 2006 Unit Offering were granted a right to participate in future securities transactions of Apollo, including the convertible debenture placement) (a form of which was filed as Exhibit 4.4 to Apollo’s Form 8-K filed with the SEC on November 1, 2006);

•	Escrow Deposit Agreement, dated February 23, 2007, among Apollo, Shoreline Pacific, LLC and Signature Bank, N.A. (a copy of which is enclosed herewith);

•	Engagement Letter, dated January 25, 2007, between Apollo and Regent Securities Capital Corporation (a copy of which is enclosed herewith).

Method for Determining Number of Shares to Register

To determine the number of shares to register for the common shares underlying the convertible debentures issued to the selling shareholders, we multiplied the principal amount of each convertible debenture by two, based on the fact that each $1,000 principal amount of convertible debenture is convertible into 2,000 (i.e., a conversion ratio of 1:2). For the purchase warrants accompanying the convertible debentures and the compensation warrants issued to the placement agents, we also multiplied the principal amount of each Debenture by two, based on the fact that each $1,000 principal amount of convertible debentures was accompanied by 2,000 share purchase warrants, each such warrant exercisable for one common share.

PLAN OF DISTRIBUTION

Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their common shares on the American Stock Exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also sell common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common shares. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

Apollo is required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the common shares by the selling shareholders.

We agreed to keep the registration statement effective until the earlier of (i) the sale pursuant to Rule 144 under the Securities Act or an effective registration statement of all the Underlying Common Shares or (ii) the expiration of the holding period applicable thereto under Rule 144(k) for all Underlying Common Shares were such securities not held by an affiliate of us and our legal counsel has delivered an opinion letter to such effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M under the Exchange Act, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M under the Exchange Act, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Lackowicz, Shier & Hoffman has provided its opinion on the validity of the securities offered by this prospectus.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report, which report expresses an unqualified opinion on the financial statements and includes a separate report titled Comment by Independent Registered Chartered Accountants on Canada — United States of America Reporting Differences referring to substantial doubt on our ability to continue as a going concern, which is incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Our reserves at December 31, 2006 incorporated by reference herein were prepared by us and audited by Mine Development Associates. All information regarding reserves incorporated by reference herein is in reliance upon the authority of that form as experts in such matters.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

The Business Corporations Act (Yukon Territory) imposes liability on officers and directors for breach of fiduciary duty except in certain specified circumstances, and also empowers corporations organized under Yukon Territory law to indemnify officers, directors, employees and others from liability in certain circumstances such as where the person successfully defended himself on the merits or acted in good faith in a manner reasonably believed to be in the best interests of the corporation.

Our By-laws, with certain exceptions, eliminate any personal liability of our directors and officers to us or our shareholders for monetary damages arising from such person’s performance as a director or officer, provided such person has acted in accordance with the requirements of the governing statute. Our By-laws also provide for indemnification of directors and officers, with certain exceptions, to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with us to the maximum extent and under all circumstances permitted by law.

In addition, we maintain officers’ and directors’ liability insurance with National Union Fire Insurance Company and XL Specialty Insurance Company. The policies are effective through June 30, 2007.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

APOLLO GOLD CORPORATION

18,361,200
COMMON SHARES

PROSPECTUS